                                                                    Exhibit 99.2

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                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF SEPTEMBER 9, 2003

                                  BY AND AMONG

                              PLATO LEARNING, INC.,

                                LSPN MERGER CORP.

                                       AND

                                 LIGHTSPAN, INC.



================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I  CERTAIN DEFINITIONS............................................     2

ARTICLE II  THE MERGER....................................................     9
      2.1   The Merger....................................................     9
      2.2   Effective Time of the Merger..................................    10
      2.3   Effects of the Merger.........................................    10
      2.4   Closing.......................................................    10
      2.5   Certificate of Incorporation..................................    10
      2.6   Bylaws........................................................    10
      2.7   Directors and Officers........................................    10

ARTICLE III  CONVERSION OF SECURITIES.....................................    10
      3.1   Exchange Ratio................................................    10
      3.2   Stock of Merger Sub...........................................    11
      3.3   Stock Options and Other Equity-Based Awards...................    12
      3.4   Exchange Fund.................................................    13
      3.5   Exchange Procedures...........................................    13
      3.6   Distributions with Respect to Unexchanged Shares..............    14
      3.7   No Further Ownership Rights in Company Common Stock...........    14
      3.8   No Fractional Shares of Buyer Common Stock....................    14
      3.9   Termination of Exchange Fund..................................    15
      3.10  No Liability..................................................    15
      3.11  Investment of the Exchange Fund...............................    15
      3.12  Lost Certificates.............................................    15
      3.13  Withholding Rights............................................    15
      3.14  Further Assurances............................................    16
      3.15  Stock Transfer Books..........................................    16

ARTICLE IV  REPRESENTATIONS AND WARRANTIES................................    16
      4.1   Representations and Warranties of the Company.................    16
            (a)   Corporate Organization..................................    16
            (b)   Capitalization..........................................    17
            (c)   Authority; No Violation.................................    18
            (d)   Consents and Approvals..................................    19
            (e)   Financial Reports and SEC Documents.....................    20
            (f)   Absence of Undisclosed Liabilities......................    20
            (g)   Absence of Certain Changes or Events....................    21
            (h)   Legal Proceedings.......................................    21
            (i)   Compliance with Applicable Law..........................    21
            (j)   Contracts...............................................    22
            (k)   Environmental Liability.................................    23
            (l)   Employee Benefit Plans; Labor Matters...................    23

                                                                            Page
                                                                            ----
            (m)   Intellectual Property...................................    25
            (n)   Properties..............................................    30
            (o)   Insurance...............................................    30
            (p)   Taxes...................................................    31
            (q)   Reorganization under the Code...........................    32
            (r)   Form S-4; Joint Proxy Statement/Prospectus..............    32
            (s)   Affiliate Transactions..................................    32
            (t)   Ownership of Buyer Stock................................    32
            (u)   State Takeover Laws.....................................    32
            (v)   Opinion of Financial Advisor............................    32
            (w)   Board Approval..........................................    32
            (x)   Brokers' Fees...........................................    33
      4.2   Representations and Warranties of Buyer and Merger Sub........    33
            (a)   Corporate Organization..................................    33
            (b)   Capitalization..........................................    34
            (c)   Authority; No Violation.................................    35
            (d)   Consents and Approvals..................................    36
            (e)   Financial Reports and SEC Documents.....................    36
            (f)   Absence of Undisclosed Liabilities......................    37
            (g)   Absence of Certain Changes or Events....................    37
            (h)   Legal Proceedings.......................................    37
            (i)   Compliance with Applicable Law..........................    37
            (j)   Contracts...............................................    38
            (k)   Intellectual Property...................................    38
            (l)   Taxes...................................................    42
            (m)   Reorganization under the Code...........................    43
            (n)   Form S-4; Joint Proxy Statement/Prospectus..............    43
            (o)   Ownership of Company Stock..............................    43
            (p)   Opinion of Financial Advisor............................    43
            (q)   Board Approval..........................................    43
            (r)   Interim Operations of Merger Sub........................    43
            (s)   Buyer Common Stock......................................    43

ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS......................    44
      5.1   Covenants of the Company......................................    44
            (a)   Ordinary Course.........................................    44
            (b)   Dividends; Changes in Share Capital.....................    45
            (c)   Issuance of Securities..................................    45
            (d)   Governing Documents.....................................    45
            (e)   No Acquisitions.........................................    45
            (f)   No Dispositions.........................................    45
            (g)   Investments; Indebtedness...............................    45
            (h)   Tax-Free Qualification..................................    46
            (i)   Compensation............................................    46
            (j)   Accounting Methods; Tax Matters.........................    46

                                                                            Page
                                                                            ----
            (k)   Litigation..............................................    46
            (l)   Intellectual Property...................................    46
            (m)   Company Contracts.......................................    47
            (n)   Certain Actions.........................................    47
            (o)   No Related Actions......................................    47
      5.2   Covenants of Buyer............................................    47
            (a)   Ordinary Course.........................................    47
            (b)   Dividends; Changes in Share Capital.....................    47
            (c)   Issuance of Securities..................................    47
            (d)   Governing Documents.....................................    48
            (e)   No Dispositions.........................................    48
            (f)   Tax-Free Qualification..................................    48
            (g)   Accounting Methods; Tax Matters.........................    48
            (h)   Certain Actions.........................................    48
      5.3   Governmental Filings..........................................    48
      5.4   Control of Other Party's Business.............................    48

ARTICLE VI  ADDITIONAL AGREEMENTS.........................................    49
      6.1   Preparation of Proxy Statement; Stockholders Meetings.........    49
      6.2   Access to Information.........................................    50
      6.3   Reasonable Efforts............................................    52
      6.4   Acquisition Proposals.........................................    53
      6.5   Fees and Expenses.............................................    55
      6.6   Directors' and Officers' Indemnification and Insurance........    55
      6.7   Public Announcements..........................................    56
      6.8   Listing of Shares of Buyer Common Stock.......................    56
      6.9   Affiliates....................................................    56
      6.10  Notification of Certain Matters...............................    56
      6.11  Accountants' Letters..........................................    57
      6.12  Appointment to Board of Directors.............................    57
      6.13  Option Grants.................................................    57
      6.14  Rights Agreement..............................................    57
      6.15  Company Options...............................................    58
      6.16  Company Warrants..............................................    58

ARTICLE VII  CONDITIONS PRECEDENT.........................................    58
      7.1   Conditions to Each Party's Obligation to Effect the Merger....    58
            (a)   Stockholder Approval....................................    58
            (b)   No Injunctions or Restraints; Illegality................    58
            (c)   HSR Act.................................................    58
            (d)   Nasdaq Listing..........................................    58
            (e)   Effectiveness of the Form S-4...........................    59
      7.2   Additional Conditions to Obligations of Buyer.................    59
            (a)   Representations and Warranties..........................    59
            (b)   Performance of Obligations of the Company...............    59
            (c)   Third Party Consents....................................    59

                                                                            Page
                                                                            ----
            (d)   Lock-Up Agreement.......................................    59
            (e)   Consulting Agreement....................................    59
            (f)   No Material Terminations................................    59
            (g)   Tax Opinion.............................................    59
      7.3   Additional Conditions to Obligations of the Company...........    60
            (a)   Representations and Warranties..........................    60
            (b)   Performance of Obligations of Buyer.....................    60
            (c)   Tax Opinion.............................................    60
            (d)   Board of Directors......................................    60

ARTICLE VIII  TERMINATION AND AMENDMENT...................................    61
      8.1   Termination...................................................    61
      8.2   Effect of Termination.........................................    62
      8.3   Amendment.....................................................    63
      8.4   Extension; Waiver.............................................    63

ARTICLE IX  GENERAL PROVISIONS............................................    64
      9.1   Non-Survival of Representations, Warranties and Agreements....    64
      9.2   Notices.......................................................    64
      9.3   Interpretation................................................    65
      9.4   Counterparts..................................................    65
      9.5   Entire Agreement; No Third Party Beneficiaries................    65
      9.6   Governing Law.................................................    65
      9.7   Severability..................................................    66
      9.8   Assignment....................................................    66
      9.9   Enforcement...................................................    66

                                LIST OF EXHIBITS

Exhibit           Title
-------           -----
Exhibit A         Form of Company Voting Agreement
Exhibit B         Form of Buyer Voting Agreement
Exhibit C         Form of Affiliate Agreement
Exhibit D         Form of Lock-Up Agreement
Exhibit E         Form of Consulting Agreement

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of September 9, 2003, is by and between PLATO Learning, Inc., a Delaware corporation ("BUYER"), LSPN Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("MERGER SUB"), on the one hand, and Lightspan, Inc., a Delaware corporation (the "COMPANY"), on the other hand.

      WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have each determined that it is in the best interest of their respective stockholders to effect and Buyer, acting as the sole Stockholder of Merger Sub, has approved a merger of Merger Sub with and into the Company with the Company surviving as a wholly-owned subsidiary of Buyer (the "Merger"), pursuant to which, among other things, all of the issued and outstanding common stock of the Company, par value $0.001 per share ("COMPANY COMMON STOCK"), other than Company Common Stock owned by the Company, Buyer or their respective wholly-owned Subsidiaries, shall be converted into the right to receive shares of common stock, par value $0.01 per share, of Buyer ("BUYER COMMON STOCK"), all upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Boards of Directors of Buyer, Merger Sub and the Company have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and each has recommended approval of the transactions contemplated hereby by their respective stockholders;

      WHEREAS, concurrently herewith and as an inducement for Buyer to enter into this Agreement, Buyer and certain stockholders of the Company (the "PRINCIPAL COMPANY STOCKHOLDERS") are entering into an agreement (the "Company VOTING AGREEMENT") in the form attached hereto as Exhibit A pursuant to which such Principal Company Stockholders have agreed, among other things, to vote all of the shares of Company Common Stock beneficially owned by them in favor of approval and adoption of this Agreement and the Merger;

      WHEREAS, concurrently herewith and as an inducement for Company to enter into this Agreement, Company and certain stockholders of the Buyer (the "PRINCIPAL BUYER STOCKHOLDERS") are entering into an agreement (the "BUYER VOTING AGREEMENT") in the form attached hereto as Exhibit B pursuant to which such Principal Buyer Stockholders have agreed, among other things, to vote all of the shares of Buyer Common Stock beneficially owned by them in favor of approval and adoption of this Agreement and the Merger; and

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE") and that this Agreement shall constitute a "plan of reorganization" under Treasury Regulation Section 1.368-2(f).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

      As used in this Agreement, the following terms shall have the respective meanings set forth below:

            "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 6.4(a)(i).

            "ACADEMIC SYSTEMS" shall have the meaning set forth in Section
      6.4(b).

            "AFFILIATE" shall have the meaning ascribed to such term under Rule 144 of the Securities Act.

            "AFFILIATE AGREEMENT" shall have the meaning set forth in Section
      6.9.

            "AGREEMENT" shall have the meaning set forth in the Preamble.

            "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWN" shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

            "BENEFIT PLAN" means, with respect to any entity, any employee benefit plan, program, policy, practice, agreement, contract or other arrangement providing benefits to any current or former employee, officer or director of such entity or any beneficiary or dependent thereof that is sponsored or maintained by such entity or to which such entity contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, executive compensation, deferred compensation, vacation, performance pay, loan or loan guarantee, stock purchase, stock option, performance share, stock appreciation or other equity compensation, severance, change of control, plant closing or fringe benefit plan, program or policy.

            "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York, New York.

            "BUYER" shall have the meaning set forth in the Preamble.

            "BUYER 10-Q" means Buyer's Quarterly Report on Form 10-Q for the quarter ended April 30, 2003, as filed with the SEC.

            "BUYER 2002 10-K" means Buyer's Annual Report on Form 10-K for the fiscal year ended October 31, 2002, as filed with the SEC.

            "BUYER CAPITAL STOCK" shall have the meaning set forth in Section 4.2(b)(i)(B).

            "BUYER COMMON STOCK" shall have the meaning set forth in the Recitals.

            "BUYER CONTRACT" and "BUYER CONTRACTS" shall have the meaning set forth in Section 4.2(j).

            "BUYER DISCLOSURE SCHEDULE" shall have the meaning set forth in
      Section 4.2.

            "BUYER OPTION PLANS" means the Buyer 2000 Stock Incentive Plan and the Buyer 2002 Stock Plan.

            "BUYER PREFERRED STOCK" shall have the meaning set forth in Section 4.2(b)(i)(B).

            "BUYER RECOMMENDATION" shall have the meaning set forth in Section 6.1(c).

            "BUYER SEC DOCUMENTS" shall have the meaning set forth in Section 4.2(e).

            "BUYER STOCK MARKET VALUE" means the volume-weighted average of the closing prices of the Buyer Common Stock on the NASDAQ National Market System on each of the 15 trading days ending on (and including) the date immediately prior to the Closing Date.

            "BUYER STOCK OPTION" shall have the meaning set forth in Section
      6.13.

            "BUYER STOCKHOLDER APPROVAL" shall have the meaning set forth in
      Section 4.2(c)(i).

            "BUYER STOCKHOLDERS MEETING" shall have the meaning set forth in
      Section 4.2(c)(i).

            "BUYER TERMINATION FEE" means an amount in cash equal to $500,000.

            "BUYER VOTING AGREEMENT" shall have the meaning set forth in the Recitals.

            "CERTIFICATE OF MERGER" shall have the meaning set forth in Section 2.2.

            "CHANGE IN THE BUYER RECOMMENDATION" shall have the meaning set forth in Section 6.1(c).

            "CHANGE IN THE COMPANY RECOMMENDATION" shall have the meaning set forth in Section 6.1(b).

            "CLOSING" shall mean the closing of the transactions contemplated by the Agreement in accordance with Section 2.4.

            "CLOSING DATE" shall have the meaning set forth in Section 2.4.

            "CODE" shall have the meaning set forth in the Recitals.

            "COMPANY WARRANT" shall have the meaning set forth in Section
      3.3(d).

            "COMPANY WARRANT AGREEMENTS" shall have the meaning set forth in
      Section 3.3(d).

            "CONFIDENTIAL INFORMATION" means all non-public and confidential or proprietary information, source code, object code, software tools, designs, schematics, plans or any other information of the Company or any of its Subsidiaries which is contained in any media now known or hereafter developed, including, without limitation, any information encompassed in any Intellectual Property, and any reports, investigations, experiments, research or development work or notes, experimental work, work in progress, drawings, designs, plans, proposals, compositions, manufacturing and production processes and techniques, methods, technical data, specifications, marketing or sales information, business models and business methodologies, financial projections and other information, cost, summaries, pricing information, and all concepts, ideas, know-how, compositions, plans, materials or information related to the Company and its Subsidiaries, their present or future products, services, sales, suppliers, customers, employees, investors or business, whether or not such information would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition.

            "COMPANY" shall have the meaning set forth in the Preamble.

            "COMPANY 10-Q" means the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2003, as filed with the SEC.

            "COMPANY 2002 10-K" means the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, as filed with the SEC.

            "COMPANY BENEFIT PLAN" means a Benefit Plan maintained or contributed to by the Company or any ERISA Affiliate of the Company, to which the Company or any ERISA Affiliate of the Company is required to contribute, or with respect to which the Company or any ERISA Affiliate may have any liability.

            "COMPANY CAPITAL STOCK" shall have the meaning set forth in Section 4.1(b)(i).

            "COMPANY CERTIFICATE" and "COMPANY CERTIFICATES" shall have the meanings set forth in Section 3.1(b).

            "COMPANY COMMON STOCK" shall have the meaning set forth in the Recitals.

            "COMPANY CONTRACT" and "COMPANY CONTRACTS" shall have the meaning set forth in Section 4.1(j).

            "COMPANY DISCLOSURE SCHEDULE" shall have the meaning set forth in
      Section 4.1.

            "COMPANY INTELLECTUAL PROPERTY" shall have the meaning set forth in
      Section 4.1(m).

            "COMPANY NEAR-THE-MONEY OPTION" shall mean each Company Stock Option that (i) remains outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, and (ii) has an exercise price greater than or equal to the Company Share Price, but less than or equal to $12.50 per share.

            "COMPANY OPTION PLANS" means collectively, the Company's 1992 Stock Option Plan, the Company's 2000 Equity Incentive Plan, and any other arrangement under which the Company has granted any option to purchase shares of Company Common Stock that remains outstanding immediately prior to the Effective Time; provided, however, that, notwithstanding the foregoing, for purposes of this Agreement the ESPP shall not be considered or deemed to be a Company Option Plan.

            "COMPANY STOCK PURCHASE RIGHTS" means the rights to purchase shares of Company Common Stock under the ESPP with payroll deductions made under the ESPP.

            "COMPANY PREFERRED STOCK" shall have the meaning set forth in
      Section 4.1(b)(i).

            "COMPANY RECOMMENDATION" shall have the meaning set forth in Section 6.1(b).

            "COMPANY REDUCED TERMINATION FEE" means an amount in cash equal to $500,000.

            "COMPANY SEC DOCUMENTS" shall have the meaning set forth in Section 4.1(e).

            "COMPANY SHARE PRICE" shall have the meaning set forth in Section 3.3(a).

            "COMPANY STOCK OPTION" shall have the meaning set forth in Section 3.3(a).

            "COMPANY STOCKHOLDER APPROVAL" shall have the meaning set forth in
      Section 4.1(c)(i).

            "COMPANY STOCKHOLDERS MEETING" shall have the meaning set forth in
      Section 4.1(c)(i).

            "COMPANY TERMINATION FEE" means an amount in cash equal to $1,000,000.

            "COMPANY VOTING AGREEMENT" shall have the meaning set forth in the Recitals.

            "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in
      Section 6.2.

            "CONTROLLED GROUP LIABILITY" means any and all liabilities (a) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of the Code and Sections 9801 et seq. of ERISA, and (e) under corresponding or similar provisions of foreign laws or regulations.

            "DGCL" means the General Corporation Law of the State of Delaware.

            "DOJ" means the Antitrust Division of the U.S. Department of Justice.


            "EFFECTIVE TIME" shall have the meaning set forth in Section 2.2.

            "ENVIRONMENTAL LAW" means applicable statutes, regulations, rules, ordinances, codes, common law, policies, advisories, guidance, actions, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all Governmental Entities and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to: (A) occupational health and safety; (B) the protection of human health or the environment; (C) the treatment, storage, disposal, handling, release or remediation of Hazardous Materials; or (D) exposure of persons to Hazardous Materials.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "ERISA AFFILIATE" means any entity that, together with the Company, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

            "ESPP" means the Lightspan Partnership, Inc. 2000 Employee Stock Purchase Plan.


            "EXCESS SHARES" shall have the meaning set forth in Section 3.8.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "EXCHANGE AGENT" shall have the meaning set forth in Section 3.4.

            "EXCHANGE FUND" shall have the meaning set forth in Section 3.4.

            "EXCHANGE RATIO" shall have the meaning set forth in Section 3.1(b).

            "EXCLUSIVITY AGREEMENT" shall mean the letter agreement between Buyer and the Company dated as of August 1, 2003, as may be amended from time to time.

            "EXPENSES" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

            "FORM S-4" shall have the meaning set forth in Section 4.1(d)(ii).

            "FTC" means the U.S. Federal Trade Commission.

            "GAAP" means U.S. generally accepted accounting principles.

            "GOVERNMENTAL ENTITY" shall have the meaning set forth in Section 4.1(d).

            "HAZARDOUS MATERIALS" means any substance: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (B) that is defined as a "hazardous waste," "hazardous substance" or "pollutant" or "contaminant" under any Environmental Law;
      (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (D) the presence of which causes or threatens to cause a nuisance, trespass or other tortious condition or poses a hazard to the health or safety of persons; (E) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos or urea formaldehyde foam insulation.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 4.1(m)(i).

            "JOINT PROXY STATEMENT/PROSPECTUS" shall have the meaning set forth in Section 4.1(d)(ii).

            "KNOWLEDGE" means, with respect to any entity, the actual knowledge of such entity's executive officers after reasonable inquiry.

            "LICENSE" shall have the meaning set forth in Section 4.1(m)(iv)(a).

            "LICENSED BUYER INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 4.2(k)(ii).

            "LICENSED COMPANY INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 4.1(m)(iv).

            "LIENS" means any liens, pledges, charges, encumbrances and security interests whatsoever.

            "MATERIAL ADVERSE EFFECT" means, with respect to any entity, any change, effect, event or occurrence that is or is reasonably likely to be, individually or in the aggregate, materially adverse to (a) the business, assets, properties, current or future financial condition or results of operations, of such entity and its Subsidiaries taken as a whole or (b) the ability of such entity to timely consummate the transactions contemplated by this Agreement; provided, that each of (i) any change in the price or trading volume of Company Common Stock or Buyer Common Stock from the date hereof, (ii) any adverse change or effect that is the result of any general decline in the economy or financial markets or any conditions generally affecting the industry in which such entity competes, and (iii) any adverse change or effect that is the result of actions the Company is required to take or prohibited from taking under this Agreement, or that the Company takes with the express written consent of Buyer after the date of this Agreement and prior to the Effective Time, or (iv) any adverse effect that is the result of the announcement or pendency of the transactions contemplated by this Agreement (including the loss of customers, suppliers, vendors or employees that is a result of the announcement or pendency of the transactions contemplated by this Agreement), shall not be deemed by itself, either alone or in combination with other effects, to constitute a Material Adverse Effect.

            "MERGER" shall have the meaning set forth in the Recitals.

            "MERGER CONSIDERATION" shall have the meaning set forth in Section 3.1(b).

            "MERGER SUB" shall have the meaning set forth in the Preamble.

            "NASDAQ" means The Nasdaq National Market.


            "NECESSARY CONSENTS" shall have the meaning set forth in Section 4.1(d).

            "NON-SUBSIDIARY AFFILIATE" shall have the meaning set forth in
      Section 4.1(b)(iii).

            "OWNED BUYER INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 4.2(k)(i).

            "OWNED COMPANY INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 4.1(m)(iii).

            "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

            "PRINCIPAL BUYER STOCKHOLDERS" shall have the meaning set forth in the Recitals.

            "PRINCIPAL COMPANY STOCKHOLDERS" shall have the meaning set forth in the Recitals.

            "REGULATORY LAW" means the HSR Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

            "REQUIRED APPROVALS" shall have the meaning set forth in Section 6.3(i).

            "RIGHTS AGREEMENT" shall have the meaning set forth in Section 6.14.

            "SEC" means the U.S. Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "SUBSIDIARY" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

            "SUBSTITUTE WARRANT" shall have the meaning set forth in Section 3.3(d).

            "SUPERIOR PROPOSAL" means a bona fide written proposal not solicited by or on behalf of the Company made by a Person other than Buyer that is
      (a) for an Acquisition Proposal (except that references in the definition of "Acquisition Proposal" to "10%" shall be "50%") involving the Company and (b) on terms which the Company's Board of Directors determines in its reasonable good faith judgment (after consultation with its financial and legal advisors) to be more favorable to the Company's stockholders, than the Merger and (ii) is reasonably capable of being completed on the terms proposed.

            "SURVIVING CORPORATION" shall have the meaning set forth in Section 2.1.

            "TAX RETURN" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

            "TAXES" means any and all U.S. federal, state or local, foreign, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

            "TERMINATION DATE" shall have the meaning set forth in Section
      8.1(b).

            "VOTING DEBT" means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.

                                   ARTICLE II

                                   THE MERGER

      2.1 The Merger. Upon the terms and subject to the conditions hereof, in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), which shall continue its corporate existence under the laws of the State of Delaware and the separate existence of Merger Sub shall thereupon cease. As a result of the Merger, the Company will become a wholly-owned subsidiary of Buyer. The name of the Surviving Corporation shall be the name of the Company.

         2.2 Effective Time of the Merger. The Merger shall become effective as set forth in a properly executed Certificate of Merger duly filed with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), which filing shall be made as soon as practicable on or after the Closing Date. As used in this Agreement, the term "EFFECTIVE TIME" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

         2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

         2.4 Closing. Upon the terms and subject to the conditions set forth in
Article VII and the termination rights set forth in Article VIII, the closing (the "CLOSING") will take place at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601 at 10:00 A.M. on the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to by the parties hereto (the date of the Closing, the "CLOSING DATE").

         2.5 Certificate of Incorporation. Subject to Section 6.6(b), the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL, except the name of the Surviving Corporation in such certificate of incorporation shall be changed to be Lightspan, Inc.

         2.6 Bylaws. Subject to Section 6.6(b), at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

         2.7 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE III

                            CONVERSION OF SECURITIES

         3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Capital Stock:

                  (a) All shares of Company Capital Stock that are held by the Company as treasury stock or that are owned by the Company, Buyer or their respective wholly-owned Subsidiaries (other than those held in a fiduciary capacity for the benefit of third parties) immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist.

                  (b) Subject to Sections 3.1(a) and 3.8, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(a)) shall be converted into the right to receive an aggregate amount (the "EXCHANGE RATIO") of fully paid and nonassessable shares of Buyer Common Stock equal to (i) 1.330, if the Buyer Stock Market Value is equal to or greater than $7.89; (ii) $10.50 divided by the Buyer Stock Market Value, if the Buyer Stock Market Value is equal to or greater than $6.23, but less than $7.89; (iii) 1.685, if the Buyer Stock Market Value is less than $6.23, subject to adjustment pursuant to Section 3.1(c) (the "MERGER CONSIDERATION"). All of such shares of Buyer Common Stock shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof. All such shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a "COMPANY CERTIFICATE" and collectively, the "COMPANY CERTIFICATES") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive certificates representing the Merger Consideration to be issued in consideration therefor (including any cash paid in lieu of fractional shares) and any dividends or other distributions to which holders of Company Common Stock become entitled, all in accordance with this Article III upon the surrender of such Company Certificate.

                  (c) In the event the Buyer Stock Market Value is less than $5.50, the Company may deliver a written notice (the "REPRICING NOTICE") to the Buyer prior to the Effective Time, stating that the Company elects to terminate this Agreement pursuant to Section 8.1(i). Five (5) business days after delivery of such Repricing Notice, in accordance with Section 9.2, this Agreement will terminate in accordance with Section 8.1(i) unless Buyer, in its sole discretion, elects to increase the Exchange Ratio in accordance with this Section 3.1(c) (the "REPRICING OPTION") by delivering to the Company written notice ("REPRICING OPTION NOTICE") exercising the Repricing Option. In the event Buyer delivers the Repricing Option Notice pursuant to this subsection (c), notwithstanding anything to the contrary in this
         Section 3.1, the Exchange Ratio shall equal 1.685 multiplied by $5.50 divided by the Buyer Stock Market Value.

                  (d) If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination, exchange of shares or any similar transaction with respect to, or rights issued in respect of, Company Common Stock or Buyer Common Stock, or Buyer or Company pays an extraordinary dividend or makes an extraordinary distribution, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

         3.2 Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of Merger Sub, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

         3.3 Stock Options and Other Equity-Based Awards.

                  (a) At the Effective Time, each option to purchase shares of Company Common Stock granted under Company Option Plans (a "COMPANY STOCK OPTION") that is outstanding and unexercised immediately prior thereto, whether vested or unvested, and has an exercise price less than (i) the Buyer Stock Market Value multiplied by (ii) the Exchange Ratio (the "COMPANY SHARE PRICE"), shall cease to represent a right to acquire shares of Company Common Stock and automatically shall be converted without any action on the part of any holder of any Company Stock Option, at the Effective Time, into the right to receive an aggregate amount of fully paid and nonassessable shares of Buyer Common Stock equal to (i) the difference between (A) the Company Share Price minus (B) the option exercise price, multiplied by (ii) the number of option shares divided by (iii) the Buyer Stock Market Value.

                  (b) At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior thereto, whether vested or unvested, and has an exercise price greater than or equal to the Company Share Price, shall be cancelled at the Effective Time.

                  (c) At the Effective Time, the Company Stock Purchase Rights then outstanding will be accelerated in the manner described in this
         Section 3.3(c). The Effective Time will be treated as the end of the current offering and the purchase date for purposes of the ESPP, and payroll deductions under the ESPP will end at the Effective Time. All payroll deductions accumulated under the ESPP immediately prior to the Effective Time will be used to purchase Company Common Stock at the Effective Time in accordance with the terms and conditions of the ESPP, with the Company Share Price serving as the fair market value of a share of Company Common Stock on the purchase date for the current offering. All Company Stock Purchase Rights will then terminate, and the ESPP will terminate effective at the Effective Time. Buyer shall use commercially reasonable efforts to ensure that, as soon as practicable following the Effective Time, (i) the Merger Consideration issued with respect to shares of Company Common Stock previously issued pursuant to the ESPP, (ii) shares of Buyer Common Stock issued pursuant to Section 3.3(a) above and (iii) shares of Buyer Common Stock issuable upon exercise of Buyer Stock Options granted pursuant to Section 6.13, each are available for trading through a broker-dealer selected by Buyer and reasonably acceptable to the Company.

                  (d) At the Effective Time, each warrant to purchase Company Common Stock (each, a "COMPANY Warrant") that is outstanding and unexercised immediately prior thereto, shall cease to represent a right to acquire Company Common Stock and automatically shall be converted (in accordance with the further provisions contained in Section 6.15), into and represent a warrant to purchase, on the same terms and conditions as were applicable under the Company Warrant (taking into account any changes thereto), Buyer Common Stock ("SUBSTITUTE WARRANTS"), and Buyer shall assume each such Substitute Warrant subject to the terms of the agreements evidencing grants thereunder (the "COMPANY WARRANT AGREEMENTS"), provided, however, that from and after the Effective Time: (i) the number of shares of Buyer Common Stock purchasable upon exercise of the Substitute Warrant shall be equal to the number of shares of Company Common Stock that were purchasable under the Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole share, and (ii) the per share exercise price of each Substitute Warrant shall be equal to the per share exercise price of each Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded to the nearest cent.

                  (e) If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Company Common Stock or Buyer Common Stock, the consideration issued to holders of Company Stock Options and Company Stock Purchase Rights and Company Warrants pursuant to this Section 3.3 shall be adjusted accordingly to provide to the holders of Company Stock Options and Company Warrants the same economic effect as contemplated by this Agreement prior to such event.

         3.4 Exchange Fund. Prior to the Effective Time, Buyer shall appoint a commercial bank or trust company having net capital of not less than $300,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Company Certificates for the Merger Consideration (the "EXCHANGE AGENT"). At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the shares of Buyer Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock and cash sufficient to make payments in lieu of fractional shares in accordance with Section 3.8. Following the Effective Time, Buyer agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any amounts required under Section 3.6. Any cash and certificates representing Buyer Common Stock deposited with the Exchange Agent (including the proceeds from sales of Excess Shares in accordance with Section 3.8) shall hereinafter be referred to as the "EXCHANGE FUND."

         3.5 Exchange Procedures. Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of a Company Certificate (a) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Buyer may reasonably specify and (b) instructions for effecting the surrender of such Company Certificates in exchange for certificates representing the Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Company Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor
(a) shares of Buyer Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section
3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (b) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 3.8 and dividends and other distributions pursuant to Section 3.6. No interest will be paid or will accrue on any cash payable pursuant to Section 3.6 or Section
3.8. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares certificates evidencing, in the aggregate, the proper number of shares of Buyer Common Stock may be issued with respect to such Company Common Stock to such a transferee, together with a check in the proper amount of cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 3.8 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.6, if the Company Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         3.6 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Buyer Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate, and no cash payment in lieu of fractional shares of Buyer Common Stock shall be paid to any such holder pursuant to
Section 3.8 until such holder shall surrender such Company Certificate in accordance with Section 3.5. Subject to the effect of applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 3.8 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Buyer Common Stock.

         3.7 No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.6 or 3.8) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

         3.8 No Fractional Shares of Buyer Common Stock. No certificates or scrip or shares of Buyer Common Stock representing fractional shares of Buyer Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Buyer or a holder of shares of Buyer Common Stock. In lieu of any such fractional share, each holder of shares of Company Common Stock that would otherwise have been entitled to a fraction of a share of Buyer Common Stock upon surrender of Company Certificates (determined after taking into account all Company Certificates delivered by such holder) shall be paid, upon such surrender, cash (without interest) in an amount equal to the product of (i) the fractional interest of Buyer Common Stock to which such holder otherwise would have been entitled multiplied by (ii) the Buyer Stock Market Value.

         3.9 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Certificates twelve months after the Effective Time shall, at Buyer's request, be delivered to Buyer or otherwise on the instruction of Buyer, and any holders of Company Certificates who have not theretofore complied with this Article III shall, after such delivery, look only to Buyer for certificates representing the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 3.1 and 3.5, any cash in lieu of fractional shares of Buyer Common Stock to which such holders are entitled pursuant to Section 3.8 and any dividends or distributions with respect to shares of Buyer Common Stock to which such holders are entitled pursuant to
Section 3.6. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

         3.10 No Liability. None of Buyer, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration (or dividends or distribution with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         3.11 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Company stockholders pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Buyer.

         3.12 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate, a certificate representing the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Buyer Common Stock, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof, pursuant to this Agreement.

         3.13 Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Sections 3.6 and 3.8 of this Agreement any such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state or local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer.

         3.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation or Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Buyer or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         3.15 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Company Certificates presented to the Exchange Agent, Buyer or the Surviving Corporation for any reason shall be converted into the right to receive Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Buyer Common Stock to which the holders thereof are entitled pursuant to Section 3.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 3.6).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         4.1 Representations and Warranties of the Company. Except as disclosed in the Company disclosure schedule delivered to Buyer concurrently herewith (the "COMPANY DISCLOSURE SCHEDULE") (each section of which qualifies only the correspondingly numbered representation and warranty or covenant of the Company), the Company hereby represents and warrants to Buyer as follows:

                  (a)      Corporate Organization.

                           (i) The Company is a corporation duly organized,
                  validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. True and complete copies of the certificate of incorporation and bylaws of the Company, as in effect as of the date of this Agreement, have previously been made available by the Company to Buyer.

                           (ii) Each Subsidiary of the Company (A) is duly
                  organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether U.S. federal, state or local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would not have a Material Adverse Effect on the Company.

                  (b)      Capitalization.

                           (i) The authorized capital stock of the Company
                  consists of (A) 250,000,000 shares of Company Common Stock, of which, as of September 8, 2003, 4,768,016 shares were issued and outstanding and 25,000 shares were held in treasury and
                  (B) 20,000,000 shares of preferred stock, par value $0.01 per share, of the Company ("COMPANY PREFERRED STOCK," and together with the Company Common Stock, the "COMPANY CAPITAL STOCK"), of which no shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth in Section 4.1(b)(i) of the Company Disclosure Schedule and except pursuant to the ESPP and the terms of options and stock issued pursuant to Company Option Plans, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity securities of the Company or any securities of the Company representing the right to purchase or otherwise receive any shares of Company Capital Stock. None of the Company Stock Options are "reload" options or options of a similar nature that grant to the holder any right to additional Company Stock Options upon the exercise thereof. As of September 8, 2003, no shares of Company Capital Stock were reserved for issuance, except for 154,145 shares of Company Common Stock reserved for issuance pursuant to the ESPP and for stock options pursuant to the Company Option Plans (not including unexercised outstanding Company Stock Options). The Company has no Voting Debt issued or outstanding. As of September 1, 2003, 779,861 shares of Company Common Stock are subject to outstanding Company Stock Options. Since September 8, 2003, except as permitted by this Agreement, (A) no Company Common Stock has been issued except in connection with the exercise of issued and outstanding Company Stock Options and
                  (B) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of Company Common Stock have been issued, granted or made.

                           (ii) Except pursuant to the Rights Agreement or as
                  set forth in the preceding paragraph, (i) there are no Company Capital Stock or other equity securities of any class of the Company, or any security convertible or exchangeable into or exercisable for such Company Capital Stock or other equity securities, issued, reserved for issuance or outstanding and
                  (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, deliver or sell additional shares of

                  Company Capital Stock of or other equity interests in the Company or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. No rights under the Rights Agreement are currently exercisable and since September 1, 2003, no rights under the Rights Agreement have at any time become exercisable. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. To the knowledge of the Company, other than the Company Voting Agreement, there are no voting trusts, proxies or other voting arrangement or understandings with respect to shares of Company Capital Stock or other equity interests in the Company.

                           (iii) The Company owns, directly or indirectly, all
                  of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.1(b)(iii) of the Company Disclosure Schedule sets forth a list of each investment of the Company in any corporation, joint venture, partnership, limited liability company or other entity other than its Subsidiaries, which would be considered a Subsidiary if such investment constituted control of such entity (each a "NON-SUBSIDIARY AFFILIATE").

                  (c)      Authority; No Violation.

                           (i) The Company has full corporate power and
                  authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company and declared advisable. The Board of Directors of the Company has directed that this Agreement be submitted to the Company stockholders for approval at a meeting of the Company stockholders for the purpose of approving the Merger and adopting this Agreement (the "COMPANY STOCKHOLDERS MEETING"), and, except for the approval of the Merger and the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "COMPANY STOCKHOLDER APPROVAL"), except for amending the Rights Agreement as set described in Section 6.14, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws now or hereafter in effect generally affecting the enforcement of creditors' rights.

                           (ii) Neither the execution and delivery of this
                  Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (A) violate any provision of the certificate of incorporation or bylaws of the Company, or (B) assuming that the consents and approvals referred to in Section 4.1(d) are duly obtained, except as set forth in Section 4.1(c)(ii) of the Company Disclosure Schedule, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of the Company, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (B) above, for such violations, conflicts, breaches or defaults that either individually or in the aggregate will not have a Material Adverse Effect on the Company or the Surviving Corporation.

                  (d) Consents and Approvals. Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, if such filing of a notification and report form is required by the HSR Act, and any other applicable anti-trust or competition approvals, (ii) the filing with the SEC of a joint proxy statement/prospectus relating to the matters to be submitted to Buyer's stockholders at the Buyer Stockholders Meeting and the matters to be submitted to the Company's stockholders at the Company Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "JOINT PROXY STATEMENT/PROSPECTUS") and a registration statement on Form S-4 with respect to the issuance of Buyer Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "FORM S-4") and (iii) the filing of the Certificate of Merger (the consents, approvals, filings and registration required under or in relation to clauses (i) though (iii) above, "NECESSARY CONSENTS"), and
         (iv) such other consents, approvals, filings and registrations as set forth in Section 4.1(d) the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any supranational or national, state, municipal or local government, foreign or domestic, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "GOVERNMENTAL ENTITY") are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the transactions contemplated by this Agreement. The failure to obtain the consents, approvals, filings and registrations set forth in Section 4.1(d) of the Company Disclosure Schedule would not reasonably be expected to have a Material Adverse Effect on the Company or the Buyer.

                  (e) Financial Reports and SEC Documents. Each of the Company and its Subsidiaries has filed all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by it since January 31, 2003 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed, with the SEC (collectively, the "COMPANY SEC DOCUMENTS"). Each of the Company SEC Documents, including the Company 2003 10-K and the Company 10-Q, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date (except as amended or supplemented prior to the date hereof), did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                  (f) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Company 2003 10-K, or in the financial statements (or notes thereto) included in the Company 10-Q, or in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries had at April 30, 2003, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies which (A) are accrued or reserved against in the financial statements in the Company 2003 10-K, or the Company 10-Q or reflected in the respective notes thereto or (B) were incurred after April 30, 2003 in the ordinary course of business and consistent with past practices, (ii) liabilities, obligations or contingencies that have been discharged or paid in full prior to the date hereof, and (iii) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied.

                  (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date hereof, since April 30, 2003, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date, there has not been (i) any event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Capital Stock or any redemption, purchase or other acquisition of any of the Company Capital Stock; (iii) (A) any granting by the Company or any of its Subsidiaries to any officer or director of the Company or any of its Subsidiaries of any increase in compensation, (B) any granting by the Company or any of its Subsidiaries to any such officer or director of any increase in severance or termination pay, (C) any granting by the Company or any of its Subsidiaries to any such officer, director or other key employees of any loans or any increases to outstanding loans, if any, (D) except employment agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company and any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such employee or executive officer or director, or (E) any increase in or establishment of any Benefit Plan (including amendment of existing Benefit Plans); (iv) any material damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any of its Subsidiaries; (v) any material payment to an Affiliate of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice; (vi) any revaluation by the Company or any of its Subsidiaries of any of their assets; (vii) any mortgage, lien, pledge, encumbrance, charge, agreement, claim or restriction placed upon any of the material properties or assets of the Company or any of its Subsidiaries; (viii) any material change in the accounting methods, principles or practices used by the Company; or (ix) any other action or event that would have required the consent of Buyer pursuant to
         Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

                  (h) Legal Proceedings. Except as set forth in Section 4.1(h) of the Company Disclosure Schedule, there are no material suits, actions or proceedings or investigations pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries. To the knowledge of the Company, there are no judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or its Subsidiaries.

                  (i) Compliance with Applicable Law. The Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries.

                  (j)      Contracts.

                           (i) Section 4.1(j)(i) of the Company Disclosure
                  Schedule sets forth a complete and accurate list of all contracts and agreements that are material to the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries (collectively, "COMPANY CONTRACTS," and each a "COMPANY CONTRACT"). The Company has made available to Buyer a complete and accurate copy of each Company Contract.

                           (ii) Except as set forth in Section 4.1(j)(ii) of the
                  Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice; (B) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (1) a requirement to obtain the consent of the other party to such contract, arrangement, commitment or understanding or in a termination of any such contract, (2) any payment (whether of severance pay or otherwise) becoming due from Buyer, the Company, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee thereof; (C) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed, entirely or in part, after the date of this Agreement (whether or not filed with the SEC), or (D) which materially restricts the conduct of any line of business by the Company or any Subsidiary thereof upon consummation of the Merger or will materially restrict the ability of Buyer or the Surviving Corporation or any Subsidiary thereof to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in this Section 4.1(j), whether or not set forth in the Company Disclosure Schedule or in the Company SEC Documents, shall be included in the definition of the term "Company Contract."

                           (iii) (A) Each Company Contract is valid and binding
                  on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (B) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (C) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

                           (iv) Except as set forth in Section 4.1(j)(iv) of the
                  Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice, whether written or oral, from any other party to a Company Contract of the other party's intention to terminate any such Company Contract whether as a result of the announcement or consummation of the transactions contemplated hereby or otherwise.

                  (k) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition of, on the Company or any of its Subsidiaries, any material liability or obligation arising under Environmental Law, pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to the foregoing.

                  (l)      Employee Benefit Plans; Labor Matters.

                           (i) There does not now exist any, and to the
                  knowledge of the Company, there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability to the Company or any of its Subsidiaries. No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. Neither the Company nor any ERISA Affiliate has, within the six year period preceding the date hereof, participated in, contributed to or had any obligation or liability with respect to any plan that is subject to Title IV or ERISA or section 412 of the Code. No Company Benefit Plan is funded by a trust intended to be exempt from taxation under section 501(c)(9) of the Code, nor does any Company Benefit Plan provide any post-employment welfare benefits to any employees or former employees of the Company, except as may otherwise be required to be provided pursuant to Part 6 of Title I of ERISA, section 4980B of the Code, or a similar applicable state continuation coverage law.

                           (ii) Each of the Company Benefit Plans has been
                  operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code; all benefits due under each Company Benefit Plan have been timely paid; and there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists, that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, in each case that could reasonably be expected to result in any liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Company Benefit Plan, any participant in a Company Benefit Plan, or any other party. All contributions and payments to or with respect to each Company Benefit Plan have been timely made and the Company has made adequate provision for reserves to satisfy contributions and payments that have not been made because they are not yet due under the terms of such Company Benefit Plan or related arrangement, document, or applicable law. No Company Benefit Plan has any unfunded accrued benefits that are not fully reflected in the Company's financial statements.

                           (iii) Neither the Company nor any Subsidiary of the
                  Company is a party to any collective bargaining or other labor union contract applicable to individuals employed by the Company or any Subsidiary of the Company, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Subsidiary of the Company. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company and no unfair labor practice or labor charge or complaint has occurred with respect to the Company or any Subsidiary of the Company.

                           (iv) Neither the execution and delivery of this
                  Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any Subsidiaries of the Company under any Company Benefit Plan or otherwise; (B) increase any benefits otherwise payable under any Company Benefit Plan; (C) result in any acceleration of the time of payment or vesting of any such benefits; (D) require the funding of any trust or other funding vehicle; or (E) limit or prohibit any existing ability to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

                           (v) There has been no disallowance of a deduction, or
                  reasonable expectation of a disallowance of a deduction, under
                  Section 162(m) of the Code for employee compensation of any amount paid or payable by the Company or any Subsidiary of the Company Each Company Benefit Plan that is intended to be a tax-qualified plan is so qualified, in both form and operation, has received one or more IRS determination letters to such effect, and no facts exist that could cause the qualified status of such Company Benefit Plan to be adversely affected.

                           (vi) Each Company Benefit Plan can be amended or
                  terminated at any time without approval from any Person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination. No agreement, commitment, or obligation exists to increase any benefits under any Company Benefit Plan or to adopt any new Company Benefit Plan.

                           (vii) Section 4.1(l)(vii) of the Company Disclosure
                  Schedule sets forth a list of each Company Benefit Plan.

                           (viii) The Company has heretofore made available to
                  Buyer true and complete copies of (1) each Company Benefit Plan, including all amendments to such plan, (2) each trust agreement, annuity or insurance contract, or other funding instrument pertaining to each Company Benefit Plan, (3) the most recent determination letter issued by the IRS with respect to each Company Benefit Plan that is intended to be tax-qualified and a copy of any pending applications for such IRS letters, (4) the two most recent actuarial valuation reports for each Company Benefit Plan for which an actuarial valuation report has been prepared, (5) the two most recent annual reports (IRS Form 5500 Series), including all schedules to such reports, if applicable, filed with respect to each Company Benefit Plan,
      (6) the most recent plan audits, financial statements, and accountant's opinion (with footnotes) for each Company Benefit Plan, and (7) all relevant schedules and reports concerning the administrative costs, benefit payments, employee and employer contributions, claims experience, financial information, and insurance premiums for each Company Benefit Plan that is a self-funded health benefit plan, and (8) all correspondence with government authorities concerning any Company Benefit Plan (other than as previously referenced above).

            (ix) Based on historical payroll deduction elections and the ESPP's rules regarding changes to payroll deduction elections, the total dollar amount of payroll deductions expected to be accumulated in the ESPP immediately prior to the Effective Time is $200,000, and that total dollar amount will not exceed $250,000.

      (m) Intellectual Property.


            (i) As used herein, the term "INTELLECTUAL PROPERTY" means: (A) any and all trademarks, service marks, brand names, certification marks, trade dress, assumed names, corporate names, trade names, Internet domain names, logos, slogans and all other indicia of origin, sponsorship or affiliation (whether registered or unregistered), together with any and all translations, modifications and combinations thereof, and including all goodwill associated therewith, and all registrations therefor in any jurisdiction and all applications to register any of the foregoing in any jurisdiction, and any and all extensions, modifications and renewals of any such registration or application; (B) any and all writings, works of authorship (whether registered or not) and all other works, whether copyrighted, copyrightable or not in any jurisdiction, any and all copyrights, copyright registrations and applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, including without limitation any and all other computer programs and software (including any and all source code, object code, executable code, system and program architecture, program files, data, databases and related documentation); (C) any and all inventions, developments, improvements, discoveries, know-how, concepts and ideas, whether patentable or not in any jurisdiction and whether or not reduced to practice, and all improvements thereto; (D) any and all patents, patent applications, patent disclosures, industrial designs, industrial models and utility models throughout the world, together with all reissuances, revalidations, continuations, continuations-in-part, divisions, revisions, extensions, reexaminations and foreign counterparts thereof; (E) any and all non-public information, trade secrets and proprietary or Confidential Information and rights in any jurisdiction to limit the use or disclosure thereof by any Person, whether or not such information has been marked "CONFIDENTIAL" or bears a statutory copyright notice or claim to copyright thereon or is known to be proprietary or nonpublic; (F) any and all advertising and promotional materials; (G) any and all other intellectual property or proprietary rights; (H) any and all agreements, licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (I) any and all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (J) any and all claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

            (ii) A list of all Intellectual Property used in the business of the Company or any of its Subsidiaries, covering any aspect of the business of the Company or any of its Subsidiaries or otherwise necessary to the business of the Company or any of its Subsidiaries as presently conducted ("COMPANY INTELLECTUAL PROPERTY") is set forth on Section 4.1(m)(ii) of the Company Disclosure Schedule, including without limitation:

               (A) each and every registered and unregistered trade name, trademark, service mark, trade dress, corporate name and Internet domain name;

               (B) each and every patent, patent application and unpatented invention;

               (C) each and every registered and unregistered copyright, including without limitation all computer software; and

               (D) a general description of each and every trade secret, including without limitation all customer lists.

            (iii) With respect to each item of Company Intellectual Property owned by the Company or any of its Subsidiaries ("OWNED COMPANY INTELLECTUAL PROPERTY"), including without limitation the Company Intellectual Property listed as "owned" on Section 4.1(m)(iii) of the Company Disclosure Schedule:

               (A) the Company possesses all right, title and interest in and to the item, free and clear of any lien or other restriction;

               (B) the item is not subject to any outstanding order, decree, judgment, stipulation, award, decision, injunction or agreement in any manner restricting the transfer, use, enforcement or licensing thereof or otherwise;

               (C) no litigation, action, suit, claim, proceeding, hearing, governmental investigation, charge, complaint or demand ("ACTION") is pending, asserted or, to the knowledge of the Company, threatened that challenges the legality, validity, enforceability, use or ownership of the item; and

               (D) the item is valid, enforceable and subsisting.

            (iv) With respect to each item of Company Intellectual Property used or enjoyed by the Company or any of its Subsidiaries pursuant to a license, sublicense, agreement or other permission ("LICENSED COMPANY INTELLECTUAL PROPERTY"), including without limitation the Company Intellectual Property listed as "licensed" on Section 4.1(m)(iv) of the Company Disclosure Schedule:

               (A) the license, sublicense, agreement or permission covering the item ("LICENSE") is legal, valid, binding, enforceable and in full force and effect in all material respects and is not terminable by anyone other than the Company or one of its Subsidiaries;

               (B) none of the Company, any of the Company's Subsidiaries or, to the knowledge of the Company, any other party to the License is in material breach or default thereof. No event has occurred which with notice or lapse of time or both would constitute a material breach or default of the License or which would permit termination or modification of the License or acceleration thereunder;

               (C) neither Company nor any of its Subsidiaries has repudiated any provision of the License and, to the knowledge of the Company, no other party to the License has repudiated any provision thereof;

               (D) neither the Company nor any of its Subsidiaries has received notice that any party to the License intends to cancel, not renew, or terminate the license, sublicense, agreement or permission or to exercise or not exercise an option thereunder;

               (E) the License will not and may not be terminated or cancelled, and the rights of the Company or any of its Subsidiaries thereunder will not and may not be diminished or impaired, and the obligations of the Company and any of its Subsidiaries thereunder will not and may not be increased, as a result of the consummation of the transactions contemplated by this Agreement;

               (F) the License is not subject to any outstanding order, decree, judgment, stipulation, award, decision, injunction or agreement in any manner restricting the transfer, use, enforcement or licensing thereof or otherwise; and

               (G) no Action is pending, asserted or, to the knowledge of the Company, threatened that challenges the legality, validity, enforceability, use or licensing of the License.

            (v) Each of the Company and its Subsidiaries, as applicable, has the full right to possess, make, have made, use, copy, sell, distribute, display, transfer, license and otherwise fully exploit all Owned Company Intellectual Property, and has the full right to use and exploit all Licensed Company Intellectual Property as used and exploited in the business of each of the Company and its Subsidiaries, as applicable, as presently conducted.

            (vi) None of the Company's or any of its Subsidiaries' rights in or to any of the Company Intellectual Property shall be adversely affected by the Company's execution or delivery of this Agreement or by the performance of any of the Company's obligations hereunder.

            (vii) Neither the Company nor any of its Subsidiaries (A) has been the subject of any Action, or has received any notice, charge, complaint, claim, demand or threat, that involves a claim of infringement, misappropriation or violation of any Intellectual Property right or other proprietary right of any Person; or (B) has brought any Action against any Person for infringement of any Company Intellectual Property or breach of any license, sublicense or agreement involving any Company Intellectual Property. No claim of infringement, misappropriation or violation of any Intellectual Property right or other proprietary right of any Person has been asserted or threatened by any Person against any licensee or customer of the Company or any of its Subsidiaries based on the use of any Company Intellectual Property.

            (viii) Neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of any Person. No Company Intellectual Property, and no permitted use of any Company Intellectual Property by any licensee or customer of the Company or any of its Subsidiaries through license or sale from the Company or any of its Subsidiaries, as applicable, directly or indirectly, constitutes or has constituted an unauthorized use, inducement to infringe, contributory infringement, misappropriation or other violation of the Intellectual Property rights of any Person and no valid grounds exist for any bona fide claims against the Company or any of its Subsidiaries, customers or licensees with respect to any Intellectual Property. Without limiting the generality of the foregoing, no person ever employed or otherwise engaged by the Company or any of its Subsidiaries has asserted or, to the knowledge of the Company, threatened any claim against the Company or any of its Subsidiaries, relating to any Intellectual Property. There has not been, nor is there presently, any unauthorized use, interference, disclosure, infringement, misappropriation or violation of any Company Intellectual Property by any Person.

            (ix) Neither Company nor any of its Subsidiaries has entered into any agreement (A) to indemnify any Person against any charge of infringement of any Intellectual Property; or (B) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Company Intellectual Property.

            (x) The Company has the exclusive right to file, prosecute and maintain all of its and its Subsidiaries' patent applications and other applications to register the Owned Company Intellectual Property, and has the exclusive right to maintain its and its Subsidiaries' patents and other registrations and is not aware of any claim by any Person regarding title to same or derivative works of same.

            (xi) The Company and its Subsidiaries have taken reasonable and necessary steps to maintain and protect the Company Intellectual Property and their rights thereunder and thereto, and no rights to any Company Intellectual Property have been lost. The Company and its Subsidiaries, as applicable, have paid all fees, annuities and all other payments which have heretofore become due to any governmental entity with respect to the Owned Company Intellectual Property and has taken all steps reasonable and necessary to prosecute and maintain the same. No such obligation on the part of the Company or any of its Subsidiaries exists with respect to any Licensed Company Intellectual Property.

            (xii) Neither the Company nor any of its Subsidiaries have transferred its title in or to any copy of any computer program or software (including source code, object code, data and databases) constituting Company Intellectual Property. All computer programs and software which are distributed by the Company or any of its Subsidiaries
      (A) conform in all material respects with all specifications conveyed to their customers or other transferees, and (B) are operative for their intended purposes free of any material defects or deficiencies. No Company Intellectual Property has been supplied by the Company or any of its Subsidiaries to any Person except pursuant to a binding license under which all rights of the Company or any of its Subsidiaries to such Company Intellectual Property are fully preserved and protected. All source code for all computer programs and software constituting Owned Company Intellectual Property is in the sole possession of the Company or its Subsidiaries, and all source code constituting Company Intellectual Property has been maintained strictly confidential. Neither the Company nor any of its Subsidiaries has any obligation to afford any Person access to any source code for any computer program constituting Owned Company Intellectual Property.

            (xiii) Except as set forth in Section 4.1(m)(xiii) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is obligated to pay any amount, whether as a royalty, license fee or other payment, to any Person in order to use any of the Company Intellectual Property.

            (xiv) No licenses or permissions from third parties or releases of third party rights in respect of any Company Intellectual Property are necessary for consummation of the transactions contemplated by this Agreement.

            (xv) Each of the current employees of the Company or its Subsidiaries is, and each of the former employees of the Company or its Subsidiaries was, an "employee" within the meaning of an pursuant to the definition of "work made for hire" in 17 U.S.C. Section 101, as amended. All current and former employees, independent contractors and consultants of the Company have assigned to the Company or one of its Subsidiaries, as applicable, all of their respective rights, title and interest in and to any Company Intellectual Property developed, invented or created on behalf of the Company or its Subsidiaries by such employees, independent contractors and consultants. No current or former employee, independent contractor or consultant of the Company or its Subsidiaries has any interest in any Company Intellectual Property.

      (n) Properties. The Company has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including without limitation, all the properties and assets reflected in the balance sheet of the Company as of April 30, 2003 (except for properties and assets disposed of in the ordinary course of business and consistent with past practice since April 30, 2003). None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) Liens for current Taxes not yet due, and Liens for Taxes that are being contested in good faith by appropriate proceedings and with respect to which proper reserves have been taken by the Company and have been duly reflected on its books and records; (ii) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance as to which the Company is not in default; (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business of the company; and (iv) minor imperfections of title and encumbrances, if any, which do not materially detract from the value of the property or assets subject thereto.

      (o) Insurance. All fire and casualty, general liability, business interruption, product liability and any other insurance policies maintained by the Company are with reputable insurance carriers, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. None of the insurance policies will terminate or lapse (or be affected in any other material manner) by reason of the transactions contemplated by this Agreement. No insurer under any insurance policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the insurance policies have been filed by the Company and paid in a timely fashion.

      (p) Taxes.


            (i) Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. The Company and each of its Subsidiaries has paid or accrued in one or more of the financial statements included in the Company SEC Documents all material Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party. There are no pending or to the knowledge of the Company threatened, audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to the Company or any Subsidiary of the Company that if determined adversely would have a Material Adverse Effect on the Company or any Subsidiary of the Company. There are no Liens for Taxes upon the assets of the Company or any Subsidiary of the Company, other than Liens for current Taxes not yet due, and Liens for Taxes that are being contested in good faith by appropriate proceedings. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding. The consolidated federal income Tax Returns of the Company have been examined, or the statute of limitations has closed, with respect to all taxable years ending on or before January 31, 2000. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any predecessor or of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), as a transferee or under a contract. Neither the Company nor any Subsidiary of the Company is a party to any agreement (with any Person other than the Company and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes.

            (ii) The Company has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

            (iii) None of the Company or any of its Subsidiaries is party to any contract or agreement that could result in a payment that is nondeductible under Section 280G of the Code (or for which an excise tax is due under Section 4999 of the Code) or nondeductible under Section 162(m) of the Code.

            (iv) None of the Company or any of its Subsidiaries has participated in a transaction (i) the "significant purpose of which is the avoidance or evasion of United States federal income tax" within the meaning of Section 6111(d)(i)(A) of the Code and the Treasury Regulations promulgated thereunder; or (ii) is a "reportable transaction" (irrespective of the Effective Time) within the meaning of the Section 1.6011-4 of the Treasury Regulations.

            (q) Reorganization under the Code. Neither the Company nor any of its Subsidiaries has knowingly taken any action or knows of any fact that could prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.


            (r) Form S-4; Joint Proxy Statement/Prospectus. None of the information to be supplied by the Company or its Subsidiaries in the Form S-4 or the Joint Proxy Statement/Prospectus will, (i) at the time the Form S-4 becomes effective under the Securities Act, (ii) at the time of the mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, and (iii) at the time of each of the Buyer Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Exchange Act, except that no representation is made by the Company with respect to information supplied by Buyer or Merger Sub for inclusion therein.

            (s) Affiliate Transactions. Except as set forth in Section 4.1(s) of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, there are no contracts, agreements, arrangements or other transactions between the Company, on the one hand, and (i) any officer or director of the Company, (ii) any record or beneficial owner of five percent or more of the Company Common Stock or (iii) any Affiliate of any such officer, director or beneficial owner, on the other hand.

            (t) Ownership of Buyer Stock. As of the date of this Agreement, neither the Company nor any of its Subsidiaries own any shares of Buyer Capital Stock.

            (u) State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws, including
      Section 203 of the DGCL, so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby.

            (v) Opinion of Financial Advisor. The Company has received the opinion of U.S. Bancorp Piper Jaffray, dated the date hereof, to the effect that the Exchange Ratio to be received by holders of Company Common Stock in the Merger is fair to such stockholders from a financial point of view.

            (w) Board Approval. The Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and
      (iii) recommended that this Agreement and the transactions contemplated hereby be approved and adopted by the holders of Company Common Stock.

            (x) Brokers' Fees. Except as set forth in Section 4.1(x) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers' fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

      4.2 Representations and Warranties of Buyer and Merger Sub. Except as disclosed in the Buyer disclosure schedule delivered to the Company concurrently herewith (the "BUYER DISCLOSURE SCHEDULE") (each section of which qualifies only the correspondingly numbered representation and warranty or covenant of Buyer), Buyer and Merger Sub hereby represent and warrant to the Company as follows:

      (a)   Corporate Organization.

            (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Buyer. True and complete copies of the certificate of incorporation and bylaws of Buyer, as in effect as of the date of this Agreement, have previously been made available by Buyer to the Company.

            (ii) Each Subsidiary of Buyer (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether U.S. federal, state or local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would have not have a Material Adverse Effect on Buyer.

            (iii) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed by Buyer solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement. True and complete copies of the certificate of incorporation and bylaws of Merger Sub, as in effect as of the date of this Agreement, have previously been made available to the Company.

      (b)   Capitalization.


            (i) The authorized capital stock of Buyer consists of (A) 50,000,000 shares of Buyer Common Stock, of which, as of August 31, 2003, 16,365,524 shares were issued and outstanding and 1,723,665 shares were held in treasury and (B) 5,000,000 shares of preferred stock, par value $0.01 per share, of Buyer (the "BUYER PREFERRED STOCK," and together with the Buyer Common Stock, the "BUYER CAPITAL STOCK"), of which no shares are issued and outstanding. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth in the Buyer SEC Documents, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Capital Stock or any other equity securities of Buyer or any securities of Buyer representing the right to purchase or otherwise receive any shares of Buyer Capital Stock. None of the Buyer Stock Options are "reload" options or options of a similar nature that grant to the holder any right to additional Buyer Stock Options upon the exercise thereof. As of August 31, 2003, no shares of Buyer Capital Stock were reserved for issuance, except for 1,601,222 shares of Buyer Common Stock reserved for issuance upon the exercise of stock options pursuant to the Buyer Option Plans and outstanding warrants. Buyer has no Voting Debt issued or outstanding. As of August 31, 2003, 2,964,421 shares of Buyer Common Stock are subject to outstanding Buyer Stock Options and outstanding warrants. Since September 1, 2003, except as permitted by this Agreement, (A) no Buyer Common Stock has been issued except in connection with the exercise of issued and outstanding Buyer Stock Options and outstanding warrants and (B) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of Buyer Common Stock have been issued, granted or made.

            (ii) Except at set forth in the preceding paragraph or as described in the Buyer SEC Documents, (A) there are no Buyer Capital Stock or other equity securities of any class of Buyer, or any security convertible or exchangeable into or exercisable for such Buyer Capital Stock or other equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Buyer is a party or by which it is bound obligating Buyer to issue, exchange, transfer, deliver or sell additional shares of Buyer Capital Stock of or other equity interests in Buyer or obligating Buyer to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Buyer does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. To the knowledge of Buyer, other than the Buyer Voting Agreement, there are no voting trusts, proxies or other voting arrangement or understandings with respect to shares of Buyer Capital Stock or other equity interests in Buyer.

            (iii) The authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Buyer free and clear of any Liens.

            (iv) Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b)(iv) of the Buyer Disclosure Schedule sets forth a list of each material investment of Buyer in any Non-Subsidiary Affiliate.

      (c)   Authority; No Violation.


            (i) Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Buyer and Merger Sub. Buyer, as sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby. The Board of Directors of Buyer has directed that the issuance of Buyer Common Stock pursuant to this Agreement be submitted to Buyer stockholders for approval at a meeting of Buyer stockholders (the "BUYER STOCKHOLDERS MEETING"), and, except for the approval of the issuance of Buyer Common Stock in the Merger by the affirmative vote of the holders of a majority of the total votes cast on the proposal in person or by proxy (the "BUYER STOCKHOLDER APPROVAL"), no other corporate proceedings on the part of Buyer or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms except as may be limited by bankruptcy, moratorium, insolvency or other similar laws now or hereafter in effect generally affecting the enforcement of creditors' rights.

            (ii) Neither the execution and delivery of this Agreement by Buyer and Merger Sub, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby, nor compliance by Buyer and Merger Sub with any of the terms or provisions hereof, will (A) violate any provision of the certificate of incorporation or bylaws of Buyer or the certificate of incorporation or bylaws of

      Merger Sub or (B) assuming that the consents and approvals referred to in
      Section 4.2(d) are duly obtained, except as set forth in Section 4.2(c)(ii) of the Buyer Disclosure Schedule, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or Merger Sub, any of their Subsidiaries or any of their respective properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or Merger Sub, any of their Subsidiaries or Non-Subsidiary Affiliates under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or Merger Sub, any of their Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (B) above, for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Buyer or the Surviving Corporation.

      (d) Consents and Approvals. Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, if such filing of a notification and report form is required by the HSR Act, and any other applicable anti-trust or competition approvals, (ii) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4, (iii) the filing of the Certificate of Merger, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the Nasdaq, (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, and (vi) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Buyer, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of Buyer and Merger Sub of this Agreement and (B) the consummation by each of Buyer and Merger Sub of the transactions contemplated by this Agreement.

      (e) Financial Reports and SEC Documents. Each of Buyer and its Subsidiaries has filed all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by it since October 31, 2002 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed, with the SEC (collectively, the "BUYER SEC DOCUMENTS"). Each of the Buyer SEC Documents, including the Buyer 2002 10-K and the Buyer 10-Q, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date (except as amended or supplemented prior to the date hereof), did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

      (f) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Buyer 2002 10-K, or in the financial statements (or notes thereto) included in the Buyer 10-Q or in the Buyer SEC Documents filed prior to the date hereof, neither Buyer nor any of its Subsidiaries had at April 30, 2003, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies which (A) are accrued or reserved against in the financial statements in the Buyer 2003 10-K or in the Buyer 10-Q or reflected in the respective notes thereto or (B) were incurred after April 30, 2003 in the ordinary course of business and consistent with past practices, (ii) liabilities, obligations or contingencies that (A) would not reasonably be expected to have a Material Adverse Effect on Buyer, or (B) have been discharged or paid in full prior to the date hereof, and (iii) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of Buyer and its Subsidiaries prepared in accordance with GAAP consistently applied.

      (g) Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed prior to the date hereof, since April 30, 2003, Buyer and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date, there has not been any event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

      (h) Legal Proceedings. There are no material suits, actions or proceedings or investigations pending or, to the knowledge of Buyer, threatened, against or affecting Buyer or any of its Subsidiaries. To the knowledge of Buyer, there are no judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Buyer or its Subsidiaries.

      (i) Compliance with Applicable Law. Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to Buyer or any of its Subsidiaries.

      (j)   Contracts.



            (i) Except as described in the Buyer SEC Documents, there are no contracts, arrangements, commitments or understandings that are material to the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries (collectively, the contracts, arrangements, commitments or understandings of the type described in this Section 4.2(j)(i), including those set forth in Section 4.2(j)(i) of the Buyer Disclosure Schedule or filed with the Buyer SEC Documents, "BUYER CONTRACTS," and each a "BUYER CONTRACT").

            (ii) Except as set forth in Section 4.2(j)(ii) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral): (A) which, upon the consummation or Buyer stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in a requirement to obtain the consent of the other party to such contract, arrangement, commitment or understanding or in a termination of any such contract; or (B) which materially restricts the conduct of any line of business by Buyer or any Subsidiary thereof (including the Surviving Corporation) upon consummation of the Merger or will materially restrict the ability of Buyer or the Surviving Corporation or any Subsidiary thereof to engage in any line of business or the sale of any products, including but not limited to those products collectively sold by Buyer and the Company immediately prior to the Effective Time.

            (iii) Each Buyer Contract is valid and binding on Buyer and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (B) Buyer and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Buyer Contract, and (C) neither Buyer nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Buyer or any of its Subsidiaries under any such Buyer Contract.

            (iv) Neither Buyer nor any of its Subsidiaries has received any notice, whether written or oral, from any other party to a Buyer Contract of the other party's intention to terminate any such Buyer Contract whether as a result of the announcement or consummation of the transactions contemplated hereby or otherwise.

      (k)   Intellectual Property.



            (i) All Intellectual Property used in the business of the Buyer or any of its Subsidiaries, covering any aspect of the business of the Buyer or any of its

      Subsidiaries or otherwise necessary to the business of the Buyer or any of its Subsidiaries as presently conducted shall hereinafter be referred to as "BUYER INTELLECTUAL PROPERTY." With respect to each item of Buyer Intellectual Property owned by Buyer or any of its Subsidiaries ("OWNED BUYER INTELLECTUAL PROPERTY"):

            (A) Buyer possesses all right, title and interest in and to the item, free and clear of any lien or other restriction;


            (B) the item is not subject to any outstanding order, decree, judgment, stipulation, award, decision, injunction or agreement in any manner restricting the transfer, use, enforcement or licensing thereof or otherwise;


            (C) no Action is pending, asserted or, to the knowledge of Buyer, threatened that challenges the legality, validity, enforceability, use or ownership of the item; and

            (D) the item is valid, enforceable and subsisting.

            (ii) With respect to each item of Buyer Intellectual Property used or enjoyed by Buyer or any of its Subsidiaries pursuant to a license, sublicense, agreement or other permission ("LICENSED BUYER INTELLECTUAL PROPERTY"):


            (A) the License covering the item is legal, valid, binding, enforceable and in full force and effect in all material respects and is not terminable by anyone other than Buyer or one of its Subsidiaries;


            (B) none of Buyer, any of Buyer's Subsidiaries or, to the knowledge of Buyer, any other party to the License is in material breach or default thereof. No event has occurred which with notice or lapse of time or both would constitute a material breach or default of the License or which would permit termination or modification of the License or acceleration thereunder;

            (C) neither Buyer nor any of its Subsidiaries has repudiated any provision of the License and, to the knowledge of Buyer, no other party to the License has repudiated any provision thereof;


            (D) neither Buyer nor any of its Subsidiaries has received notice that any party to the License intends to cancel, not renew, or terminate the license, sublicense, agreement or permission or to exercise or not exercise an option thereunder;


            (E) the License will not and may not be terminated or cancelled, and the rights of Buyer or any of its Subsidiaries thereunder will not and may not be diminished or impaired, and the obligations of Buyer and any of its Subsidiaries thereunder will not and may not be increased, as a result of the consummation of the transactions contemplated by this Agreement;

            (F) the License is not subject to any outstanding order, decree, judgment, stipulation, award, decision, injunction or agreement in any manner restricting the transfer, use, enforcement or licensing thereof or otherwise; and


            (G) no Action is pending, asserted or, to the knowledge of Buyer, threatened that challenges the legality, validity, enforceability, use or licensing of the License.


            (iii) Each of Buyer and its Subsidiaries, as applicable, has the full right to possess, make, have made, use, copy, sell, distribute, display, transfer, license and otherwise fully exploit all Owned Buyer Intellectual Property, and has the full right to use and exploit all Licensed Buyer Intellectual Property as used and exploited in the business of each of Buyer and its Subsidiaries, as applicable, as presently conducted.

            (iv) None of Buyer's or any of its Subsidiaries' rights in or to any of Buyer Intellectual Property shall be adversely affected by Buyer's execution or delivery of this Agreement or by the performance of any of Buyer's obligations hereunder.


            (v) Neither Buyer nor any of its Subsidiaries (A) has been the subject of any Action, or has received any notice, charge, complaint, claim, demand or threat, that involves a claim of infringement, misappropriation or violation of any Intellectual Property right or other proprietary right of any Person; or (B) has brought any Action against any Person for infringement of any Buyer Intellectual Property or breach of any license, sublicense or agreement involving any Buyer Intellectual Property. No claim of infringement, misappropriation or violation of any Intellectual Property right or other proprietary right of any Person has been asserted or threatened by any Person against any licensee or customer of Buyer or any of its Subsidiaries based on the use of any Buyer Intellectual Property.

            (vi) Neither Buyer nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of any Person. No Buyer Intellectual Property, and no permitted use of any Buyer Intellectual Property by any licensee or customer of Buyer or any of its Subsidiaries through license or sale from Buyer or any of its Subsidiaries, as applicable, directly or indirectly, constitutes or has constituted an unauthorized use, inducement to infringe, contributory infringement, misappropriation or other violation of the Intellectual Property rights of any Person and no valid grounds exist for any bona fide claims against Buyer or any of its Subsidiaries, customers or licensees with respect to any Intellectual Property. Without limiting the generality of the foregoing, no person ever employed or otherwise engaged by Buyer or any of its Subsidiaries has asserted or, to the knowledge of Buyer, threatened any claim against Buyer or any of its Subsidiaries, relating to any Intellectual Property. There has not been, nor is there presently, any unauthorized use, interference, disclosure, infringement, misappropriation or violation of any Buyer Intellectual Property by any Person.

            (vii) Neither Buyer nor any of its Subsidiaries has entered into any agreement (A) to indemnify any Person against any charge of infringement of any Intellectual Property; or (B) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Buyer Intellectual Property.

            (viii) Buyer has the exclusive right to file, prosecute and maintain all of its and its Subsidiaries' patent applications and other applications to register the Owned Buyer Intellectual Property, and has the exclusive right to maintain its and its Subsidiaries' patents and other registrations and is not aware of any claim by any Person regarding title to same or derivative works of same.

            (ix) Buyer and its Subsidiaries have taken reasonable and necessary steps to maintain and protect Buyer Intellectual Property and their rights thereunder and thereto, and no rights to any Buyer Intellectual Property have been lost. Buyer and its Subsidiaries, as applicable, have paid all fees, annuities and all other payments which have heretofore become due to any governmental entity with respect to the Owned Buyer Intellectual Property and has taken all steps reasonable and necessary to prosecute and maintain the same. No such obligation on the part of Buyer or any of its Subsidiaries exists with respect to any Licensed Buyer Intellectual Property.

            (ix) Neither Buyer nor any of its Subsidiaries have transferred its title in or to any copy of any computer program or software (including source code, object code, data and databases) constituting Buyer Intellectual Property. All computer programs and software which are distributed by Buyer or any of its Subsidiaries (A) conform in all material respects with all specifications conveyed to their customers or other transferees, and (B) are operative for their intended purposes free of any material defects or deficiencies. No Buyer Intellectual Property has been supplied by Buyer or any of its Subsidiaries to any Person except pursuant to a binding license under which all rights of Buyer or any of its Subsidiaries to such Buyer Intellectual Property are fully preserved and protected. All source code for all computer programs and software constituting Owned Buyer Intellectual Property is in the sole possession of Buyer or its Subsidiaries, and all source code constituting Buyer Intellectual Property has been maintained strictly confidential. Neither Buyer nor any of its Subsidiaries has any obligation to afford any Person access to any source code for any computer program constituting Owned Buyer Intellectual Property.

            (x) Except as set forth in Section 4.2(k)(x) of Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is obligated to pay any amount, whether as a royalty, license fee or other payment, to any Person in order to use any of Buyer Intellectual Property.

            (xi) No licenses or permissions from third parties or releases of third party rights in respect of any Buyer Intellectual Property are necessary for consummation of the transactions contemplated by this Agreement.

            (xii) Each of the current employees of Buyer or its Subsidiaries is, and each of the former employees of Buyer or its Subsidiaries was, an "employee" within the meaning of an pursuant to the definition of "work made for hire" in 17 U.S.C. Section 101, as amended. All current and former employees, independent contractors and consultants of Buyer have assigned to Buyer or one of its Subsidiaries, as applicable, all of their respective rights, title and interest in and to any Buyer Intellectual Property developed, invented or created on behalf of Buyer or its Subsidiaries by such employees, independent contractors and consultants. No current or former employee, independent contractor or consultant of Buyer or its Subsidiaries has any interest in any Buyer Intellectual Property.

      (l) Taxes.



            (i) Each of Buyer and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Buyer and each of its Subsidiaries has paid or accrued in one or more of the financial statements included in the Buyer SEC Documents all material Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party. There are no pending or to the knowledge of Buyer threatened, audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Buyer or any Subsidiary of Buyer that if determined adversely would have a Material Adverse Effect on the Buyer or any Subsidiary of Buyer. There are no Liens for Taxes upon the assets of Buyer or any Subsidiary of Buyer, other than Liens for current Taxes not yet due, and Liens for Taxes that are being contested in good faith by appropriate proceedings. Neither Buyer nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding. The consolidated federal income Tax Returns of Buyer have been examined, or the statute of limitations has closed, with respect to all taxable years ending on or before October 31, 1999. Neither Buyer nor any of its Subsidiaries has any liability for Taxes of any predecessor or of any other Person (other than Buyer and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), as a transferee or under a contract. Neither Buyer nor any Subsidiary of Buyer is a party to any agreement (with any Person other than Buyer and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes.

            (ii) Buyer has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

            (iii) None of the Buyer or any of its Subsidiaries has participated in a transaction (i) the "significant purpose of which is the avoidance or evasion of United States federal income tax" within the meaning of Section 6111(d)(i)(A) of the Code and the Treasury Regulations promulgated thereunder; or (ii) is a "reportable transaction" (irrespective of the Effective Time) within the meaning of the Section 1.6011-4 of the Treasury Regulations.

      (m) Reorganization under the Code. Neither Buyer nor any of its Subsidiaries has knowingly taken any action or knows of any fact that could prevent the Merger from qualifying as a "reorganization" within the meaning of
Section 368(a) of the Code.


      (n) Form S-4; Joint Proxy Statement/Prospectus. None of the information to be supplied by Buyer or its Subsidiaries in the Form S-4 or the Joint Proxy Statement/Prospectus will, (i) at the time the Form S-4 becomes effective under the Securities Act, (ii) at the time of the mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, and (iii) at the time of each of the Buyer Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Exchange Act, except that no representation is made by Buyer or Merger Sub with respect to information supplied by the Company for inclusion therein.

      (o) Ownership of Company Stock. As of the date of this Agreement, neither Buyer nor any of its Subsidiaries own any shares of Company Capital Stock.



      (p) Opinion of Financial Advisor. Buyer has received the opinion of Lehman Brothers, dated the date hereof, to the effect that the consideration to be paid is fair to the Buyer from a financial point of view.



      (q) Board Approval. The Board of Directors of Buyer, at a meeting duly called and held, has, by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Buyer, (ii) approved and adopted this Agreement and (iii) recommended that the issuance of Buyer Common Stock in the Merger pursuant to this Agreement be approved by the holders of Buyer Common Stock.

      (r) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.


      (s) Buyer Common Stock. The Buyer Common Stock to be issued in connection with the Merger (including the Buyer Common Stock to be issued in accordance with Article 3 and Section 6.13) has been duly authorized by all necessary corporate action, and when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, and will be freely tradable. Without limiting the generality of the foregoing and subject to the provisions of Rule 145 under the Securities Act, none of the shares of Buyer Common Stock to be issued in connection with the Merger will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or Section 5.1 of the Company Disclosure Schedule and except to the extent the Buyer shall otherwise consent in writing):

            (a) Ordinary Course.


            (i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use their reasonable efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them.

            (ii) The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new line of business, (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures which individually and in the aggregate do not exceed $250,000 or make payments in connection with any of the foregoing, (C) except in the ordinary course under the Company's existing line of credit, incur any additional indebtedness in a single transaction or a group of related transactions having a value in excess of 1% of the Company's assets or (D) enter into any transaction with its Affiliates.

            (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of dividends from a wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

            (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms or pursuant to the ESPP.

            (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, the Company shall not, and shall not permit its Subsidiaries to, amend or propose to so amend their respective Certificates of Incorporation or its bylaws or other governing documents.

            (e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of the Company and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor). The Company shall not, and shall not permit its Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement.

            (f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company) other than in the ordinary course of business consistent with past practice.

            (g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company, or (B) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company or its Subsidiaries, as applicable (provided that none of such transactions referred to in this clause (B) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law) or (ii) except in the ordinary course consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly-owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing.

            (h) Tax-Free Qualification. The Company shall not, and shall not permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1) that it knows would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

            (i) Compensation. Except as required by law or by the express terms of any collective bargaining agreement or other agreement currently in effect and disclosed in writing to the Buyer between the Company or any Subsidiary of the Company and any director, officer, consultant or employee thereof, the Company shall not increase the amount of compensation of, or pay any severance to (other than non-material increases in the ordinary course of business consistent with past practice), any director, officer, consultant or key employee of the Company or any Subsidiary of the Company, or make any increase in or commitment to increase or accelerate the payment of any employee benefit, grant any additional Company Stock Options, adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or fund or make any contribution to any Company Benefit Plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans. Except as required by the Company Option Plans,
      (i) the Company shall not accelerate the vesting of, or the lapsing of restrictions with respect to any Company Stock Option or other stock-based award, and (ii) any option granted or committed to be granted after the date of this Agreement shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement.

            (j) Accounting Methods; Tax Matters. Except as disclosed in Company SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, the Company shall not change in any material respect its methods of accounting in effect at July 31, 2003, except as required by changes in GAAP as concurred in by the Company's independent public accountants. The Company shall not (i) change its fiscal year; (ii) make or revoke any Tax election that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or Buyer; (iii) settle any material Tax claim or assessment or
      (iv) surrender any right to claim a material Tax refund or to any extension or waiver of the limitations period applicable to any material Tax claim or assessment.

            (k) Litigation. The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material suit, action, proceeding or regulatory investigation pending for an amount in excess of $250,000 or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any suit, action, proceeding or regulatory investigation pending.

            (l) Intellectual Property. The Company shall not transfer or license to any Person or otherwise extend, amend or modify any rights to the Company Intellectual Property, other than in the ordinary course of business consistent with past practice or pursuant to any contracts, agreements, arrangements or understandings currently in place that have been disclosed in writing to Buyer prior to the date of this Agreement.

            (m) Company Contracts. Except in the ordinary course of business consistent with past practices and as would not have a Material Adverse Effect on the Company or Buyer, the Company and its Subsidiaries shall not amend or otherwise modify, or terminate, any Company Contracts, or enter into any joint venture, lease or service agreements or other material agreement of the Company or any of its Subsidiaries.

            (n) Certain Actions. The Company and its Subsidiaries shall not take any action or omit to take any action (i) for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement or (ii) that could reasonably be expected to have a Material Adverse Effect on the Company.

            (o) No Related Actions. The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.



      5.2 Covenants of Buyer. During the period from the date of this Agreement and continuing until the Effective Time, Buyer agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or Section 5.2 of the Buyer Disclosure Schedule and except to the extent the Company shall otherwise consent in writing):

            (a) Ordinary Course. Buyer and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall use their reasonable efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them. Until such time that the transactions contemplated by this Agreement are consented to or permitted by the requisite lender or lenders under the Buyer's existing lines of credit, Buyer shall not draw down any amounts under or otherwise utilize its existing lines of credit.

            (b) Dividends; Changes in Share Capital. Buyer shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of dividends from a wholly-owned Subsidiary of Buyer to Buyer or to another wholly-owned Subsidiary of Buyer, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of Buyer which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

            (c) Issuance of Securities. Buyer shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than the issuance of Buyer Common Stock upon the exercise of Buyer stock options and warrants outstanding on the date of this Agreement in accordance with their present terms.

            (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, Buyer and Merger Sub shall not, and shall not permit their respective Subsidiaries to, amend or propose to so amend their respective Certificates of Incorporation or bylaws or other governing documents.

            (e) No Dispositions. Buyer shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Buyer) other than in the ordinary course of business consistent with past practice.

            (f) Tax-Free Qualification. Buyer shall not, and shall not permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.2) that it knows would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

            (g) Accounting Methods; Tax Matters. Except as disclosed in Buyer SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, Buyer shall not change in any material respect its methods of accounting in effect at July 31, 2003, except as required by changes in GAAP as concurred in by Buyer's independent public accountants. Buyer shall not (i) change its fiscal year; (ii) make or revoke any Tax election that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or Buyer; (iii) settle any material Tax claim or assessment or (iv) surrender any right to claim a material Tax refund or to any extension or waiver of the limitations period applicable to any material Tax claim or assessment.

            (h) Certain Actions. Buyer and its Subsidiaries shall not take any action or omit to take any action (i) for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement or (ii) that could reasonably be expected to have a Material Adverse Effect on the Buyer.

      5.3 Governmental Filings. The Company and Buyer shall file all reports and correspondence required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other party and (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, correspondence, announcements and publications promptly upon request.

      5.4 Control of Other Party's Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

6.1 Preparation of Proxy Statement; Stockholders Meetings.

      (a) As promptly as reasonably practicable following the date hereof, Buyer and the Company shall cooperate in preparing (including by causing their tax counsel to provide tax opinions) and each shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the Joint Proxy Statement/Prospectus and Buyer shall prepare and file with the SEC the Form S-4. The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Buyer's prospectus. Each of Buyer and the Company shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as soon after such filing as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Buyer and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Buyer and the Company, which approval shall not be unreasonably withheld or delayed; provided, that, with respect to documents filed by a party hereto that are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Buyer will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Buyer stockholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company stockholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. If, at any time prior to the Effective Time, any information relating to Buyer or the Company, or any of their respective affiliates, officers or directors, is discovered by Buyer or the Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Buyer and the Company.

      (b) The Company shall duly take all commercially reasonable action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Buyer and the Company for the purpose of obtaining the Company Stockholder Approval and, subject to Section 6.4, shall take all commercially reasonable action to solicit the Company Stockholder Approval. The Board of Directors of the Company shall recommend the approval and adoption of the plan of Merger contained in this Agreement by the stockholders of the Company to the effect as set forth in Section 4.1(w) (the "COMPANY RECOMMENDATION"), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Buyer such recommendation or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a "CHANGE IN THE COMPANY RECOMMENDATION"); provided, however, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.4 hereof.


      (c) Buyer shall duly take all commercially reasonable action to call, give notice of, convene and hold the Buyer Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Buyer and the Company for the purpose of obtaining the Buyer Stockholder Approval and, shall take all commercially reasonable action, consistent with its fiduciary duties, to solicit the Buyer Stockholder Approval. The Board of Directors of Buyer shall, recommend the approval of the issuance of Buyer Common Stock in the Merger by the stockholders of Buyer (the "BUYER RECOMMENDATION"), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Company such recommendation or (ii) take any action or make any statement in connection with the Buyer Stockholders Meeting inconsistent with such recommendation (collectively, a "CHANGE IN THE BUYER RECOMMENDATION").


      6.2 Access to Information.

      (a) Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Buyer
(i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws or the HSR Act, as applicable (other than documents that such party is not permitted to disclose under applicable law), and (ii) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that (A) Buyer shall not contact, and Buyer shall not authorize any of its officers, employees, accountants, counsel, financial advisors or other representatives to contact, any employee or customer of the Company or any of its subsidiaries without the prior authorization of the Company's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, (B) Buyer shall cooperate in a reasonable manner with the Company to minimize any disruption to the Company's business while exercising the rights provided under this Section 6.2, and (C) the Company may restrict the foregoing access to the extent that (x) any law, treaty, rule or regulation of any Governmental Entity applicable to it or any contract requires it or its Subsidiaries to restrict or prohibit access to any such properties or information or (y) the information is subject to confidentiality obligations to a third party.


      (b) Upon reasonable notice, the Buyer shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Company reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, the Buyer shall (and shall cause its Subsidiaries to) furnish promptly to Company (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws or the HSR Act, as applicable (other than documents that such party is not permitted to disclose under applicable law), and (ii) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that (A) Company shall not contact, and Company shall not authorize any of its officers, employees, accountants, counsel, financial advisors or other representatives to contact, any employee or customer of the Buyer or any of its subsidiaries without the prior authorization of the Buyer's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, (B) Company shall cooperate in a reasonable manner with the Buyer to minimize any disruption to the Buyer's business while exercising the rights provided under this Section 6.2, and (C) the Buyer may restrict the foregoing access to the extent that (x) any law, treaty, rule or regulation of any Governmental Entity applicable to it or any contract requires it or its Subsidiaries to restrict or prohibit access to any such properties or information or (y) the information is subject to confidentiality obligations to a third party.


      (c) Buyer and Company will hold any information obtained pursuant to this
Section 6.2 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement dated May 15, 2002, between Buyer and the Company (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either Buyer or the Company shall not affect the representations and warranties of the other.


      Notwithstanding anything herein to the contrary (or in the Confidentiality Agreement), any party to this Agreement (and each employee, representative, or other agent of such parties) may disclose to any and all persons, without limitation of any kind, the U.S. "tax treatment or "tax structure" (in each case, within the meaning of Treasury Regulation section 1.6011-4) of the transactions contemplated hereunder and all materials of any kind (including opinions or other tax analysis) that are provided to such parties relating to such U.S. "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation section 1.60114); provided, that such disclosure may not be made to the extent required to be kept confidential to comply with any federal or state securities law. The intent of this provision is that the transactions contemplated by the Agreement are not treated as having been offered under conditions of confidentiality for purposes of Treasury Regulation section 1.6011-4(b)(3) and shall be construed in a manner consistent with such purpose.

      6.3 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable (A) all Necessary Consents and (B) all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (other than such consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances, the failure of which to obtain would not have a Material Adverse Effect on the Company or Buyer, as the case may be) (collectively, the "REQUIRED APPROVALS") and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals , and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; provided, however, that notwithstanding anything to the contrary contained in this Section 6.3 or elsewhere in this Agreement, neither Buyer or the Company shall be required to take any action or do any thing if the Board of Directors of Buyer or the Board of Directors of the Company, respectively, determines in good faith, after consultation with outside counsel, that the taking of such action or the doing of such thing would be inconsistent with its fiduciary duties to Buyer's or the Company's stockholders, respectively, under applicable law. In furtherance and not in limitation of the foregoing, each of Buyer and the Company agrees (i) to make, as promptly as practicable, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, if such filing of a notification and report form is required by the HSR Act, and
(B) all other necessary filings with other Governmental Entities relating to the Merger, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such Governmental Entities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act, if applicable, and the receipt of Required Approvals under such other laws or from such Governmental Entities as soon as practicable and (ii) not to extend any waiting period under the HSR Act, if applicable, or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Agreement, neither Buyer nor the Company nor any of their respective Subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest or agree to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Buyer (assuming the Merger has been consummated) or to substantially impair the benefits to Buyer, as of the date hereof, to be realized from consummation of the Merger, and neither Buyer or the Company shall be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the Merger.

      6.4 Acquisition Proposals.

            (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not authorize or instruct any of its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or any purchase or sale of assets having a fair market value (as determined by the Board of Directors of the Company in good faith) in excess of 10% of the fair market value of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Buyer or an Affiliate thereof), an "ACQUISITION PROPOSAL"), (ii) have any discussion with or provide any Confidential Information or non-public data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal (other than a proposal or offer made by Buyer or an Affiliate thereof), (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.


            (b) Notwithstanding anything in this Agreement to the contrary, the Company (and its Board of Directors) shall be permitted to (i) continue negotiations with any Person related to the sale of its Academic Systems subsidiary ("ACADEMIC SYSTEMS") so long as negotiations with said Person began prior to August 1, 2003, (ii) comply with applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act) with regard to an Acquisition Proposal, (iii) file with the SEC a report on Form 8-K in accordance with the requirements thereof with respect to this Agreement and file a copy of this Agreement and any related agreements as an exhibit to such report, (iv) make any disclosure to the Company's stockholders or any public announcement if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with any applicable law, rule or regulation or any duty of the Board of Directors; provided that the Company shall not, except in accordance with the provisions of Section 6.1(b) and 6.4(b)(v), effect a Change in the Company Recommendation, (v) effect a Change in the Company Recommendation or (vi) engage in discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide Acquisition Proposal by any such Person, or take any of the actions described in Sections 6.4(a)(iii) and (iv) above, if and only to the extent that, in any such case referred to in clause (v) or (vi):

                  (A) the Company Stockholder Approval shall not yet have been obtained;

                  (B) the Company has not previously breached any of its covenants in Section 6.4(a);

                  (C) (I) in the case of clause (v) above, the Company has
            received an unsolicited bona fide written Acquisition Proposal from a third party and the Company's Board of Directors concludes in good faith that such Acquisition Proposal would lead to a Superior Proposal and (II) in the case of clause (vi) above, the Company's Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would lead to a Superior Proposal;

                  (D) the Company's Board of Directors, after consultation with outside counsel, determines in good faith that it is required to do so in the exercise of its fiduciary duties under applicable law;

                  (E) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company's Board of Directors receives from such Person an executed confidentiality agreement having provisions that are at least as restrictive to such Person as the comparable provisions contained in the Confidentiality Agreement; and

                  (F) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it promptly notifies Buyer of the receipt of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives.


      The Company agrees that, subject to any obligation of confidentiality to which the Company may be bound, it will promptly keep Buyer informed of the status and material terms of any inquiries, proposals or offers and the status and material terms of any discussions or negotiations, including the identity of the party making such inquiry, proposal or offer, except to the extent that the Company's Board of Directors, after consultation with outside counsel, determines in good faith that to do so would be inconsistent with the exercise of its fiduciary duties under applicable law. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to provide Buyer with any information regarding an expression of interest, proposal, inquiry or offer relating to the sale of Academic Systems that is received by or on behalf of the Company from a Person with whom the Company began negotiations prior to August 1, 2003.

            (c) The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties (other than Buyer) conducted heretofore with respect to any Acquisition Proposal provided, however, that, notwithstanding anything to the contrary, the Company shall be permitted to continue negotiations with any Person related to the sale of Academic Systems so long as negotiations with said Person began prior to August 1, 2003. The Company agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.4. Nothing in this Section 6.4 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII hereof) or (y) affect or limit any other obligation of the Company under this Agreement except as specifically provided in Section 6.1(b).


      6.5 Fees and Expenses. Subject to Section 8.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such Expenses, except Expenses (including filing fees) incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4, which shall be shared equally by Buyer and the Company.

      6.6 Directors' and Officers' Indemnification and Insurance. Following the Effective Time, Buyer shall (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company (in all of their capacities) (the "Indemnified Parties") to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of the Company for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (b) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Effective Time, the provisions set forth in the Company's Certificate of Incorporation and Bylaws on the date of this Agreement regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses, which provisions shall not be amended, repealed or otherwise modified during such six-year period in any manner that would adversely affect the rights thereunder of any Indemnified Party. After the Company Stockholder Approval has been obtained and as close as practicable to the Effective Time, the Company shall purchase a five-year (measured from the Effective Time) extended reporting period endorsement with commercially reasonable terms ("REPORTING TAIL COVERAGE") under its existing directors' and officers' liability insurance policy(ies) covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms no more favorable to such Indemnified Parties than the terms of such current insurance coverage; provided, that the cost of such reporting tail coverage shall not exceed 400% of the current annualized costs of all the Company's directors' and officers' liability insurance policies effective during the period from January 31, 2002 to January 31, 2003. Buyer and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.6. The obligations of Buyer under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that (i) this Section 6.6 shall survive the consummation of the Merger and the Effective Time,
(ii) the indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of and may enforce this Section 6.6 and (iii) this Section 6.6 shall be binding in all successors and assigns of Buyer and the Surviving Corporation).

      6.7 Public Announcements. Buyer, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise make any public statement with respect to the Merger or this Agreement and, except as required by law , court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, shall not issue any such press release or make any such public statement, without the other party's consent, such consent not to be unreasonably withheld or delayed.

      6.8 Listing of Shares of Buyer Common Stock. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger and the shares of Buyer Common Stock to be reserved for issuance upon exercise of the Company Converted Options to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

      6.9 Affiliates. Not less than 45 days prior to the date of the Company Stockholders Meeting, the Company shall deliver to Buyer a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use reasonable efforts to cause each Person identified on such list to deliver to Buyer prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto (an "AFFILIATE AGREEMENT").

      6.10 Notification of Certain Matters. Buyer and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 7.2(a) or Section 7.3(a) would not be satisfied as a result thereof or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied such that the conditions set forth in Section 7.2(a) or Section 7.3(a) would not be satisfied as a result thereof and (ii) any failure of Buyer or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 7.2(a) or Section 7.3(a) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of Buyer and the Company shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

      6.11 Accountants' Letters. The Company shall use its reasonable efforts to cause to be delivered to Buyer a letter from its independent public accountants addressed to Buyer, dated a date within two Business Days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4, relating to the performance by such accountants of their procedures with respect to the financial statements of the Company contained in or incorporated by reference in the Form S-4.

      6.12 Appointment to Board of Directors. At or prior to the Effective Time, Buyer shall appoint John T. Kernan to Buyer's Board of Directors as a Class I Director.

      6.13  Option Grants.

      At the Effective Time, automatically and without any further action on the part of the Company, Buyer or any other Person, all holders of Company Near-the-Money Options who forfeited such Near-the-Money Options under Section 3.3(b) shall be granted options (each a "BUYER STOCK OPTION") to purchase Buyer Common Stock pursuant to and in accordance with this Section 6.13. Each Buyer Stock Option will be fully vested immediately upon grant, and remain exercisable for a period of twelve months from the Closing Date without regard to services; if any, provided to Buyer by the holder of such Buyer Stock Option during such period, provided, however, that from and after the Effective Time: (i) the number of shares of Buyer Common Stock purchasable upon exercise of the Buyer Stock Options shall be equal to the number of shares of Company Common Stock that were purchasable under the Company Near-the-Money Options immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole share, and (ii) the per share exercise price of each Buyer Stock Option shall be equal to the per share exercise price of each Company Near-the-Money Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded to the nearest cent. As soon as practicable after the Effective Time, Buyer shall deliver to the recipients of Buyer Stock Options appropriate notices setting forth their rights pursuant to the Buyer Stock Options, together with agreements or terms and conditions documents related thereto, which rights, agreements and terms and conditions shall be no less favorable to the recipients of Buyer Stock Options than those applicable to the Company Near-the-Money Option(s) to which such Buyer Stock Option(s) relate. Buyer will reserve for issuance a number of shares of Buyer Common Stock at least equal to the number of shares of Buyer Common Stock that will be subject to Buyer Stock Options. Buyer represents, warrants and covenants that (i) it currently has availability to issue the Buyer Stock Options pursuant to Buyer Option Plans, (ii) it has filed a registration statement on Form S-8 with respect to all shares of Buyer Common Stock issuance under the Buyer Option Plans, and (iii) it shall maintain the effectiveness of that registration statement in accordance with the requirements of applicable law for a period of not less than twelve months from Closing Date.

      6.14 Rights Agreement. Prior to the Closing, the Board of Directors of the Company shall take all action necessary, including amending the Rights Agreement dated as of February 14, 2002 (the "RIGHTS AGREEMENT"), in order to render the Company rights thereunder inapplicable to the Merger and the other transactions contemplated by this Agreement.

      6.15 Company Options. The Company will take all actions reasonably necessary and desirable to ensure that the provisions of Sections 3.3 and 6.13 can be effected, including, where necessary, amending any of the Company Stock Option Plans, the ESPP, or any agreement or offering under any of them, and obtaining any necessary consents. In addition, the Company will take all actions reasonably necessary and desirable to terminate the Company Stock Option Plans and the ESPP effective at the Effective Time, and to ensure that, on and after the Effective Time, no rights under any of them remain outstanding.

      6.16 Company Warrants. Prior to the Effective Time, the Company shall have delivered to the Buyer a complete and accurate copy of each Company Warrant Agreement. The Company agrees that it will not grant any warrants and will not permit cash payments to holders of Company Warrants in lieu of the substitution therefor of Substitute Warrants, as described herein without the prior consent of the Buyer. As soon as practicable after the Effective Time, Buyer shall deliver to each holder of a Company Warrant an appropriate notice setting forth such holder's rights pursuant to the Company Warrant Agreements and such holder's rights to acquire Buyer Common Stock and the agreement of such holder evidencing the grants of such Company Warrants shall be deemed to be appropriately amended so that such Company Warrants shall represent rights to acquire Buyer Common Stock on substantially the same terms and conditions as contained in the outstanding Company Warrants (subject to the adjustments required by Section 3.3(d) after giving effect to the Merger and the terms of the Company Warrant Agreements).

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

      7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Company and Buyer to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. (i) the Company shall have obtained the Company Stockholder Approval and (ii) Buyer shall have obtained the Buyer Stockholder Approval.

            (b) No Injunctions or Restraints; Illegality. No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (c) HSR Act. The waiting period (and any extension thereof) if applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            (d) Nasdaq Listing. The shares of Buyer Common Stock to be issued in the Merger and such other shares of Buyer Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.


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
            (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of a stop order suspending the effectiveness of the Form S-4, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

      7.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger are subject to the satisfaction, or waiver by Buyer, on or prior to the Closing Date, of the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except, where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and Buyer shall have received a certificate of the chief executive officer and the chief financial officer of the Company, dated the Closing Date, to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

            (c) Third Party Consents. The Company shall have obtained all consents and approvals of third parties referred to in Section 7.2(c) of the Company Disclosure Schedule.

            (d) Lock-Up Agreement. John T. Kernan shall have entered into a Lock-Up Agreement substantially in the form of Exhibit D attached hereto.

            (e) Consulting Agreement. John T. Kernan shall have entered into a Consulting Agreement in substantially the form of Exhibit E attached hereto (the "CONSULTING AGREEMENT") and John T. Kernan shall not have taken any action to revoke, withdraw or terminate the Consulting Agreement.

            (f) No Material Terminations. Between the date hereof and the Closing Date, neither the Company, its Subsidiaries or their respective Affiliates shall have received notice, whether written or oral, from any of the other parties to the Company Contracts, representing more than 10% of the annual revenues of the Company and its Subsidiaries, of such party's intention to terminate such Company Contract.

            (g) Tax Opinion. The Buyer shall have received from Winston & Strawn, counsel to the Buyer, a written opinion, dated the Closing Date, to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code provided, however, that if Winston & Strawn does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to the Company renders such opinion to Buyer in form and substance satisfactory to Buyer. In rendering such opinion, counsel to the Buyer shall be entitled to rely upon customary assumptions, representations and covenants reasonably satisfactory to such counsel, including representations and covenants set forth in certificates of officers of Buyer, the Company an Merger Sub.

      7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date, of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Buyer and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer; and the Company shall have received a certificate of the chief executive officer and chief financial officer of Buyer and an authorized officer of Merger Sub, dated the Closing Date, to such effect.

            (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and the Company shall have received a certificate signed on behalf of Buyer by the chief executive officer and chief financial officer of Buyer to such effect.

            (c) Tax Opinion. The Company shall have received from Cooley Godward LLP, counsel to the Company, a written opinion, dated the Closing Date, to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to Buyer renders such opinion to the Company, in form and substance satisfactory to the Company. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions, representations and covenants reasonably satisfactory to such counsel, including representations and covenants set forth in certificates of officers of Buyer, the Company an Merger Sub.

            (d) Board of Directors. John T. Kernan shall have been appointed to Buyer's Board of Directors as a Class I Director.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and except as specifically provided below, whether before or after the Buyer Stockholders Meeting or the Company Stockholders Meeting:

            (a) By mutual written consent of Buyer and the Company;


            (b) By either Buyer or the Company, in the event the Effective Time shall not have occurred on or before December 31, 2003 (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 6.3) has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

            (c) By either Buyer or the Company, in the event any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Section 7.1(c), (d) or (e), as applicable, and such denial of a request to issue such order, decree, ruling or the failure to take such other action shall have become final and nonappealable (which order, decree, ruling or other action such party shall have used its reasonable best efforts to obtain, in accordance with Section 6.3); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party hereto whose failure to comply with Section 6.3 has been a material cause of such action or inaction;

            (d) By either Buyer or the Company (provided that the party seeking to terminate this Agreement shall not be in material breach of any of its obligations hereunder), in the event either the Buyer Stockholder Approval or the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Buyer Stockholders Meeting or the Company Stockholders Meeting, as applicable;

            (e) By Buyer, in the event the Company shall have (i) failed to make the Company Recommendation, failed to reconfirm the Company Recommendation within ten Business Days following the reasonable request of Buyer to do so, or effected a Change in the Company Recommendation, whether or not permitted by the terms hereof, (ii) willfully and materially breached its obligations under Section 6.4 or (iii) materially breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a);

            (f) By the Company, in the event Buyer shall have (i) failed to make the Buyer Recommendation or failed to reconfirm the Buyer Recommendation within ten Business Days following the reasonable request of the Company to do so, or effected a Change in the Buyer Recommendation, whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Buyer Stockholders Meeting in accordance with Section 6.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a);

            (g) By Buyer, in the event the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) or (b) are not capable of being satisfied on or before the Termination Date;

            (h) By the Company, in the event Buyer shall have materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) or (b) are not capable of being satisfied on or before the Termination Date;

            (i) By the Company, in the event the Buyer Stock Market Value is less than $5.50 provided the Buyer does not elect the Repricing Option set forth in Section 3.1(c);

            (j) By either Buyer or the Company, in the event the Company shall have taken the actions described in Section 6.4(b)(v) as permitted therein.

      8.2 Effect of Termination.

            (a) In the event of termination of this Agreement by either the Company or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers or directors except with respect to Section 4.1(x), the penultimate sentence of Section 6.2,
      Section 6.5, Section 6.7, this Section 8.2 and Article IX, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

            (b) In the event (i) Buyer terminates this Agreement pursuant to
      Section 8.1(e), (ii) Buyer terminates this Agreement pursuant to Section 8.1(g) or (iii) Buyer or the Company terminates this Agreement pursuant to
      Section 8.1(j), then the Company shall promptly, but in no event later than one Business Day after the date of such termination, pay Buyer by wire transfer of immediately available funds the Company Termination Fee.

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
            (c) In the event (A) Buyer terminates this Agreement pursuant to
      Section 8.1(b) without the Company Stockholders Meeting having occurred or Buyer or the Company terminates this Agreement pursuant to Section 8.1(d) (provided, that the basis for such termination is the failure to obtain the Company Stockholder Approval and the Company has not effected a Change in the Company Recommendation), (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to the Company (other than the Merger) shall have been publicly announced or otherwise communicated to the stockholders of the Company and (C) within twelve months of such termination the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall promptly, but in no event later than one Business Day after the earlier of the date the Company or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal, pay Buyer by wire transfer of immediately available funds the Company Reduced Termination Fee.

            (d) In the event (i) the Company terminates this Agreement pursuant to Section 8.1(f) or (ii) Company terminates this Agreement pursuant to
      Section 8.1(h), Buyer shall, promptly but in no event later than one Business Day after the date of termination, pay the Company by wire transfer of immediately available funds the Buyer Termination Fee.

            (e) The parties hereto acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Buyer would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the party entitled to such payment commences a suit which results in a judgment against the non-paying party for the fee set forth in this Section 8.2, the non-paying party shall pay to the party entitled to such payment its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, notwithstanding the provisions of Section 6.5. The parties hereto agree that any remedy or amount payable pursuant to this Section 8.2 is the exclusive remedy for breaches or terminations of this Agreement other than with respect to any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement (or any other remedy which cannot be waived under applicable law).

      8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Buyer Stockholder Approval or the Company Stockholder Approval, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval (unless made subject to such approval). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally

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
allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party hereto. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX or representations provided to counsel in connection with the issuance of the tax opinions described in Section 7.2(g) and
Section 7.3(c).

      9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt,
(b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  if to Buyer or Merger Sub to:

                  PLATO Learning, Inc.
                  10801 Nesbitt Avenue South
                  Bloomington, Minnesota  55437
                  Fax:  (952) 832-1210
                  Attention: John Murray

                  with a copy to:

                  Winston & Strawn
                  35 West Wacker Drive
                  Chicago, IL 60601
                  Fax:  (312) 558-5700
                  Attention:  Leland E. Hutchinson
                  if to the Company to:

                  Lightspan, Inc.
                  10140 Campus Point Drive
                  San Diego, California  9212
                  Fax:  (858) 824-8001
                  Attention: John T. Kernan

                  with a copy to:

                  Cooley Godward LLP
                  4401 Eastgate Mall
                  San Diego, CA 92121
                  Fax:  (858) 550-6420
                  Attention: M. Wainwright Fishburn, Jr.


      9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      9.5 Entire Agreement; No Third Party Beneficiaries.

            (a) This Agreement, the Confidentiality Agreement and the Exhibits, Schedules and disclosure schedules and the other agreements and instruments of the parties hereto delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including but not limited to the Exclusivity Agreement), among the parties hereto with respect to the subject matter hereof.

            (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article 2, Section 3.3, Section 5.1(h), Section 5.2(f), Section 6.6, Section 6.12 and Section 6.13.

      9.6 Governing Law. This Agreement and all rights, remedies, liabilities, powers and duties of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

      9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

      9.9 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

            [THE REST OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

            IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    PLATO LEARNING, INC.


                                    By:  /s/ John Murray
                                         ---------------------------------------
                                         Name: John Murray
                                         Title: President and Chief Executive
                                                Officer


                                    LSPN MERGER CORP.


                                    By:  /s/ John Murray
                                         ---------------------------------------
                                         Name: John Murray
                                         Title: President and Chief Executive
                                                Officer


                                    LIGHTSPAN, INC.


                                    By:  /s/ John T. Kernan
                                         ---------------------------------------
                                         Name: John T. Kernan
                                         Title: Chief Executive Officer